Exhibit 2.1

Execution Version

STOCK PURCHASE AGREEMENT

by and among

AMC ENTERTAINMENT HOLDINGS, INC.,

SMH THEATRES, INC.,

THE SHAREHOLDERS OF
SMH THEATRES, INC.

and

THE REPRESENTATIVE NAMED HEREIN

dated as of

July 13, 2015

i

ARTICLE X. THE REPRESENTATIVE		57
Section 10.01	Authorization of the Representative	57
Section 10.02	Compensation; Exculpation; Indemnity	59

SCHEDULES AND EXHIBITS

Schedule I	Theater Level Cash Flow
Schedule II	Approved Capital Expenditures
Schedule III	Theater Repairs
Exhibit A	Form of Escrow Agreement
Exhibit B	Percentage Interest of Sellers
Exhibit C	Working Capital

Disclosure Schedules

Section 3.01	Organization and Authority of the Acquired Companies
Section 3.03	Qualification of the Acquired Companies
Section 3.04(b)	Voting Trusts, Shareholder Agreements and Proxies
Section 3.05	Capitalization
Section 3.06	Subsidiaries
Section 3.08	No Conflicts; Consents
Section 3.10	Lease Amendments
Section 3.11	Indebtedness
Section 3.12	Absence of Certain Changes, Events and Conditions
Section 3.13(a)	Material Contracts
Section 3.14(a)(i)	Title to Assets; Permitted Encumbrances
Section 3.14(a)(ii)	Title to Assets; Tax Liens
Section 3.14(b)	Real Property
Section 3.14(c)	Material Improvements on Real Property
Section 3.15(b)	Intellectual Property
Section 3.16	Insurance
Section 3.17(a)	Legal Proceedings
Section 3.17(b)	Governmental Orders
Section 3.18(a)	Compliance with Laws
Section 3.18(b)	Permits
Section 3.19	Environmental Matters
Section 3.20	Health and Bonus Plans
Section 3.21(b)	Employment Proceedings
Section 3.21(c)	Employees
Section 3.21(d)	At-Will Employees
Section 3.22	Taxes
Section 3.23	Related Party Transactions
Section 3.27	Systems
Section 5.01	Conduct of Business Prior to Closing
Section 5.07(a)	Director and Officer Indemnification and Insurance

v

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of July 13, 2015 is entered into between SMH THEATRES, INC., a Texas corporation (the “Company”), the undersigned shareholders of the Company (“Sellers”), AMC ENTERTAINMENT HOLDINGS, INC., a Delaware corporation (“Buyer”), and, solely for the limited purposes described herein, TRINITY HUNT MANAGEMENT, L.P., a Delaware limited partnership, in its capacity as the Representative (as hereinafter defined).

RECITALS

WHEREAS, Sellers collectively own all of the outstanding shares (collectively, the “Shares”) of common stock, par value $0.001 per share, of the Company (“Common Stock”); and

WHEREAS, Sellers wish to sell to Buyer, and Buyer wishes to purchase from Sellers, all of the Shares subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.
DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Acquired Companies” means the Company and its Subsidiaries.

“Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (a) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving any of the Acquired Companies, (b) the issuance or acquisition of shares of capital stock or other equity securities of any of the Acquired Companies, or (c) the sale, lease, exchange or other disposition of any significant portion of any of the Acquired Companies’ properties or assets.

“Additional Capital Expenditures” has the meaning set forth in Section 5.01.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreed Remediation Plan” has the meaning set forth in Section 5.16.

“Agreement” has the meaning set forth in the preamble.

“AK LLP” has the meaning set forth in Section 9.14.

“Approved Capital Expenditures” has the meaning set forth in Section 3.12(o).

“Audited Financial Statements” has the meaning set forth in Section 3.10.

“Balance Sheet” has the meaning set forth in Section 3.10.

“Balance Sheet Date” has the meaning set forth in Section 3.10.

“Base Purchase Price” has the meaning set forth in Section 2.02.

“Benefit Plan” has the meaning set forth in Section 3.20(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Dallas, Texas are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Cash” means the cash and cash equivalents (net of outstanding checks or wires and other payments in transit to the extent such checks, wires or other payments are accounted for in the calculation of Current Liabilities or Current Assets) of the Company as of 11:59 p.m., central time, on the Closing Date.

“Cash Surplus” means the amount by which Cash exceeds the Cash Target.

“Cash Target” means zero dollars ($0).

“Closing” has the meaning set forth in Section 2.07.

“Closing Adjustment Amount” means an amount equal to (a) any Estimated Working Capital Surplus, minus (b) any Estimated Working Capital Deficiency, minus (c) Estimated Indebtedness.

“Closing Date” has the meaning set forth in Section 2.07.

“Closing Indebtedness” has the meaning set forth in Section 2.05(a).

“Closing Payment” has the meaning set forth in Section 2.03(a).

“Closing Working Capital Deficiency” has the meaning set forth in Section 2.05(a).

“Closing Working Capital Surplus” has the meaning set forth in Section 2.05(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in the recitals.

“Company” has the meaning set forth in the preamble.

“Company Intellectual Property” has the meaning set forth in Section 3.15(b).

“Company Transaction Costs” means (i) all fees, costs and expenses of any brokers, investment banks, financial advisors, consultants, accountants, attorneys or other professionals engaged by or paid by the Company in connection with the structuring, negotiation or consummation of the transactions contemplated by this Agreement, the Escrow Agreement or any other documents entered into in connection herewith or therewith and (ii) any bonuses payable to Company Employees as a result of the acquisition of the Shares.

“Competitive Business” means the business of owning, leasing, managing or operating motion picture theaters.

“Confidential Information” means any information of the Acquired Companies marked as confidential or proprietary or any of the following information of the Acquired Companies that a reasonable person under the circumstances would regard as confidential or proprietary:  (a) proprietary supplier information; (b) marketing plans and strategies, supplier lists, pricing information, sales data and projections; (c) any financial statements or other financial information of the Acquired Companies; and (d) the terms and conditions of this Agreement.  “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement, (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder, (iii) is or becomes available to the Sellers or their Affiliates from a source other than the Acquired Companies that is not known to be bound by a confidentiality obligation to the Acquired Companies or (iv) is independently developed by the Sellers or their Affiliates without the use of or reference to any Confidential Information.

“Confidentiality Agreement” means the Confidentiality Letter Agreement, dated as of July 22, 2014, between an Affiliate of Buyer and the Company.

“Current Assets” means the sum of all current assets of the Company and its Subsidiaries as determined in accordance with this Agreement and GAAP applied on a basis consistent with the preparation of the Balance Sheet; provided, however, that Current Assets shall not include (a) accounts and obligations owed by the Company to any of its Subsidiaries or owed by a Subsidiary of the Company to the Company and/or one or more of its Subsidiaries, (b) Cash, (c) miscellaneous accounts receivable related to Loudoun, or (d) prepaid income taxes.

“Current Liabilities” means the sum of all current liabilities of the Company and its Subsidiaries as determined in accordance with this Agreement and GAAP applied on a basis consistent with the preparation of the Balance Sheet; provided, however, that (a) no reserves reflected on such Balance Sheet (including, but not limited to, the allowance for bad debts or obsolete inventory, insurance accruals and other contingent matters) shall be increased, reduced or eliminated, except in the case of a reduction or elimination by reason of a payment or credit occurring in the ordinary course of business and consistent with past practices and (b) Current Liabilities shall not include, in whole or in part, (i) Company Transaction Costs paid on or before the Closing Date; (ii) the current portion of long-term Indebtedness, and accrued and unpaid interest on long-term Indebtedness, or any costs associated with any refinancing thereof by Buyer; (iii) any deferred Tax liabilities; (iv) income and franchise Taxes payable; (v) accounts and obligations owed by the Company to any of its Subsidiaries or owed by a Subsidiary of the Company to the Company and/or one or more of its Subsidiaries; (vi) accounts payable for Approved Capital Expenditures or Additional Capital Expenditures; (vii) the current portion of capital lease obligations; (viii) the current portion of deferred gains from sale leaseback transactions; and (ix) the current portion of deferred rent.  For the avoidance of doubt, Current Liabilities shall include all Company Transaction Costs that are unpaid as of the Closing Date regardless of when accrued, incurred or invoiced.

“Data Room” means the electronic documentation site established by Peter J. Solomon Company on behalf of the Company in connection with the transactions contemplated by this Agreement.

“Deductible” has the meaning set forth in Section 7.04(a).

“Direct Claim” has the meaning set forth in Section 7.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Sellers and Buyer concurrently with the execution and delivery of this Agreement.

“Disclosure Schedules Supplement” has the meaning set forth in Section 5.02.

“Documentation” has the meaning set forth in Section 5.16.

“Dollars” or “$” means the lawful currency of the United States.

“Dormant” shall refer to any claim for Losses for which indemnification is sought after twelve (12) months or more have passed since the last affirmative action has been taken to pursue, perfect, collect or enforce the claim so made.

“Employees” means those Persons employed by the Company or any of its Subsidiaries immediately prior to the Closing.

“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment or other similar encumbrance.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata) or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any hazardous materials, chemicals, substances or wastes.  The term “Environmental Law” includes, without limitation, the following (including their implementing regulations, any amendments thereto, and any state analogs): CERCLA; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste

Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; and the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means the Company and each other member of a “controlled group of corporations” with, or which is under “common control” with the Company, in each case, as defined in Section 414(b), (c), (m) or (o) of the Code.

“Escrow Account” means the account maintained pursuant to the Escrow Agreement.

“Escrow Agent” means U.S. Bank National Association.

“Escrow Agreement” means the agreement, which will be entered into at the Closing in substantially the form of Exhibit A, by and among the Representative, on behalf of the Sellers, Buyer and the Escrow Agent.

“Escrow Amount” has the meaning set forth in Section 2.03(b).

“Estimated Balance Sheet” has the meaning set forth in Section 2.04.

“Estimated Cash Surplus” has the meaning set forth in Section 2.04.

“Estimated Indebtedness” has the meaning set forth in Section 2.04.

“Estimated Working Capital Deficiency” has the meaning set forth in Section 2.04.

“Estimated Working Capital Surplus” has the meaning set forth in Section 2.04.

“Final Adjustment Amount” means an amount equal to (a) any Final Working Capital Surplus, minus (b) any Final Working Capital Deficiency, minus (c) any Final Indebtedness.

“Final Adjustment Deficiency” has the meaning set forth in Section 2.05(d).

“Final Adjustment Surplus” has the meaning set forth in Section 2.05(d).

“Final Balance Sheet” has the meaning set forth in Section 2.05(a).

“Final Cash Surplus” means an amount equal to (a) the amount of Cash on hand of the Company as of 11:59 p.m. on the Closing Date, minus (b) the Cash Target.

“Final Indebtedness” has the meaning set forth in Section 2.05(b).

“Final Working Capital Deficiency” has the meaning set forth in Section 2.05(b).

“Final Working Capital Surplus” has the meaning set forth in Section 2.05(b).

“Financial Statements” has the meaning set forth in Section 3.10.

“Fraud” has the meaning set forth in Section 7.04(b).

“Fundamental Representations” means the representations and warranties set forth in Section 3.01 (Organization and Authority of the Acquired Companies), Section 3.02 (Execution by and Enforceability against the Company), Section 3.04 (Capitalization), Section 3.05 (Ownership of Shares), Section 3.06 (Subsidiaries), Section 3.07 (Authority of Sellers; Execution by and Enforceability Against Sellers); the first sentence of Section 3.11 (Indebtedness; Undisclosed Liabilities), Section 3.23 (Related Party Transactions), and Section 3.24 (Brokers).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government, or any agency or instrumentality of such government, or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any agreement, order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Health Plans” has the meaning set forth in Section 3.20(a).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Incomplete Repairs” has the meaning set forth in Section 5.16.

“Indebtedness” means, except for accounts and obligations owed by the Company to any of its Subsidiaries or owed by a Subsidiary of the Company to the Company and/or one or more of its Subsidiaries, (a) all indebtedness of the Company and its Subsidiaries for the repayment of borrowed money, whether or not represented by bonds, debentures, notes or similar instruments, and all accrued and unpaid interest and all premiums, penalties, fees, expenses, breakage costs and bank overdrafts related to the foregoing; (b) all other indebtedness of the Company and its Subsidiaries evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of the Company and its Subsidiaries under equipment leases required to be capitalized in accordance with GAAP; (d) any commitment by which the Company or any of its Subsidiaries assures a financial institution against a loss (including contingent reimbursement obligations with respect to letters of credit); (e) any off-balance sheet financing, including synthetic leases and project financing; (f) any payment obligations in respect of banker’s acceptances or letters of credit; (g) any obligations with respect to interest rate swaps, collars, caps and similar hedging obligations; (h) all obligations for the deferred and unpaid purchase price of property of services (other than trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice); and (i) any of the obligations described in clauses (a) through (h) above of any other Person which are either guaranteed by the

Company or any of its Subsidiaries, or secured by any Encumbrance upon any asset or property of the Company or any of its Subsidiaries.

“Indemnified Party” has the meaning set forth in Section 7.04.

“Indemnifying Party” has the meaning set forth in Section 7.04.

“Inspection Firm” has the meaning set forth in Section 5.16.

“Insurance Policies” has the meaning set forth in Section 3.16.

“Intellectual Property” has the meaning set forth in Section 3.15(a).

“Interim Financial Statements” has the meaning set forth in Section 3.10.

“Knowledge of the Company” or “the Company’s Knowledge” or any other similar knowledge qualification means the actual (and not constructive) knowledge, after reasonable investigation, of each of Steve Holmes, William K. Daniels, and Tod Hanna.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leases” has the meaning set forth in Section 3.14(b).

“Lease Amendments” has the meaning set forth in Section 3.10.

“Losses” means actual losses, damages, liabilities, costs or expenses, including reasonable attorneys’ fees and expenses.

“Major Repairs” has the meanting set forth in Section 5.16.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that, individually or in the aggregate, is materially adverse to (a) the business, results of operations, financial condition, assets or liabilities of the Company and its Subsidiaries taken as a whole; or (b) the ability of the Company or any Seller to consummate the transactions contemplated by this Agreement; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to:  (i) general economic or political conditions; (ii) conditions generally affecting the industry in which the Company operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, suppliers or others having relationships with the Company; (viii) any natural or man-made disaster or acts of God; (ix) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); or (x) any divestitures of properties or assets required pursuant to Section 5.09(b) unless such divestitures result, or are reasonably likely to result, in a Regulatory Material Adverse Effect.

“Material Contracts” has the meaning set forth in Section 3.13(a).

“Objection Notice” has the meaning set forth in Section 2.05(b).

“Other Repairs” has the meaning set forth in Section 5.16.

“Outside Date” means the date six (6) months after the date of this Agreement; provided that if on the Outside Date the conditions to Closing set forth in Section 6.01 shall not have been satisfied but all other conditions to Closing shall be satisfied or shall be capable of being satisfied upon satisfaction of the conditions to Closing set forth in such Section, then the Representative or the Buyer shall have the right to extend the Outside Date an additional ninety (90) days by notifying the other party in writing of such election before the Outside Date.

“Payoff Letters” has the meaning set forth in Section 2.04.

“Pending Claims” has the meaning set forth in Section 2.03(b).

“Percentage Interest” of a Seller means the percentage of Shares owned by such Seller immediately prior to the Closing, as compared to all Sellers in the aggregate, as set forth on Exhibit B.

“Permits” means all permits, licenses, franchises, and authorizations required to be obtained from Governmental Authorities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Pre Closing Tax Returns” has the meaning set forth in Section 5.05(a)(ii).

“Privileged Materials” has the meaning set forth in Section 9.14.

“Purchase Price” has the meaning set forth in Section 2.02.

“Real Property” means the real property owned, leased, subleased or licensed by any Acquired Company, together with all buildings, structures and facilities located thereon.

“Referee” has the meaning set forth in Section 2.05(b).

“Regulatory Material Adverse Effect” means any divestiture of theaters of the Company, Buyer or any of their respective Subsidiaries required to be made by Buyer by any

Governmental Authority pursuant to Section 5.09(b) that, individually or in the aggregate, accounted for greater than $4,400,000 in theater level cash flow during the trailing twelve fiscal months ended March 31, 2015, which as to the Company and its Subsidiaries shall be the amounts set forth on Schedule I attached hereto; provided, however, subject to compliance with all requirements imposed by such Governmental Authority, in determining whether to divest Buyer’s or the Company’s (or their respective Subsidiaries’) theaters, Buyer shall use its best lawful efforts to divest the theaters owned by the Company and its Subsidiaries in such markets.

“Repair Amount” has the meaning set forth in Section 5.16.

“Representative” means Trinity Hunt Management, L.P., a Delaware limited partnership, and any successor representative appointed pursuant to the provisions of Article X hereof to act on its behalf.

“Representative Holdback Amount” means $300,000 of the Purchase Price to be held by the Representative pursuant to the provisions of Article X hereof.

“Restricted Seller” has the meaning set forth in Section 5.15(a).

“Seller Group” has the meaning set forth in Section 9.14.

“Sellers” has the meaning set forth in the preamble.

“Several Representations” has the meaning set forth in Article III.

“Shares” has the meaning set forth in the recitals.

“Store Lender Consent” has the meaning set forth in Section 5.09(d).

“Subsidiary” means, with respect to any Person, another Person in which such first Person owns, directly or indirectly, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests of such Person).

“Tax Contest” has the meaning set forth in Section 5.05(c).

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Indemnity” has the meaning set forth in Section 5.05(b).

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Theater Repairs” has the meaning set forth in Section 5.16.

“Third-Party Claim” has the meaning set forth in Section 7.05(a).

“Working Capital” means Current Assets minus Current Liabilities calculated utilizing only the line items set forth on Exhibit C.

“Working Capital Deficiency” means the amount by which the Working Capital Minimum Target exceeds the Working Capital.

“Working Capital Maximum Target” means the Working Capital Target plus $25,000.

“Working Capital Minimum Target” means the Working Capital Target less $25,000.

“Working Capital Surplus” means the amount by which Working Capital exceeds the Working Capital Maximum Target.

“Working Capital Target” means a negative balance of $5,850,000.

ARTICLE II.
PURCHASE AND SALE

Section 2.01                            Purchase and Sale.  Subject to the terms and conditions set forth herein, at the Closing, Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, the Shares for the consideration specified in Section 2.02.

Section 2.02                            Purchase Price.  The aggregate purchase price for the Shares shall be $171,800,000 (the “Base Purchase Price”), plus the Final Adjustment Amount, if positive, minus the absolute value of the Final Adjustment Amount, if negative, plus any Final Cash Surplus, if any, and plus the Additional Capital Expenditures, if any (the “Purchase Price”).

Section 2.03                            Payment of the Purchase Price.

(a)                                 At Closing, Buyer shall pay to each Seller an amount of cash equal to the Closing Payment multiplied by the Percentage Interest applicable to such Seller as directed by the Representative.  For purposes of this Agreement, the “Closing Payment” shall mean an aggregate amount of cash equal to (i) the Base Purchase Price, minus (ii) the Representative Holdback Amount, minus (iii) the Escrow Amount, minus (iv) the absolute value of the Closing Adjustment Amount, if negative, plus (v) the Closing Adjustment Amount, if positive, plus (vi) any Estimated Cash Surplus, minus (vii) the cost of the tail policy to be purchased by the Company in accordance with Section 5.07(b), plus (viii) the Additional Capital Expenditures, if any.  For purposes of clarity, the parties agree that Sellers shall be responsible for the payment by the Company of all Approved Capital Expenditures, none of which will be considered Current Liabilities in the calculation of Working Capital, and Buyer will be responsible for reimbursing

Sellers for any Additional Capital Expenditures made by the Company, none of which will be considered a Current Liability in the calculation of Working Capital.  In the event there are unpaid Approved Capital Expenditures incurred by the Company as of the Closing, Buyer shall reduce the amount of the Purchase Price and the Closing Payment by the amount of such unpaid Approved Capital Expenditures.

(b)                                 At Closing, as security for Sellers’ indemnification obligations, the Company’s obligations under Section 5.16 and the Final Adjustment Deficiency and Final Cash Deficiency, if any, under this Agreement, Buyer shall remit to the Escrow Account to be held by the Escrow Agent pursuant to the Escrow Agreement an amount of cash equal to the sum of (i) $17,180,000 plus (ii) the Repair Amount plus (iii) an amount equal to the estimated federal and state income and franchise tax liability of the Company for the tax periods ending on or prior to the Closing Date (after giving effect to all deposits for such taxes made by the Company), which amount shall be agreed upon by Buyer and the Company two (2) Business Days prior to Closing (the “Escrow Amount”).  The Escrow Agreement shall provide that funds will only be released prior to the eighteen (18) month anniversary of the Closing Date in accordance with joint written instructions of Buyer and the Representative or by a court order (as further described in the Escrow Agreement), and further, provided, that within five (5) Business Days after:  (i) the six (6) month anniversary of the Closing Date, $5,726,666 (less the amount of any claims that have been resolved and, as a result thereof, a portion of the Escrow Amount has already been disbursed to Buyer from the Escrow Account pursuant to the terms of the Escrow Agreement (“Resolved Claims”), and less the amount of any claims for indemnifiable Losses made by Buyer under Section 5.05(b) and Article VII prior to such date that have yet to be paid, are in dispute or as to which Third-Party Claims are pending (“Pending Claims”) shall be released to the Representative for further distribution to the Sellers in accordance with their Percentage Interests, (ii) the twelve (12) month anniversary of the Closing, an additional $5,726,666 (less the amount of all Resolved Claims and all Pending Claims) shall be released to the Representative for further distribution to the Sellers in accordance with their Percentage Interests; and (iii) the eighteen (18) month anniversary of the Closing the funds remaining in the Escrow Account (less the amount of all Pending Claims) shall be released to the Representative for further distribution to the Sellers in accordance with their Percentage Interests.  The amount of any Pending Claims as of the date of any distribution shall continue to be held by the Escrow Agent until such time as each such Pending Claim is resolved, at which time the amounts remaining in the Escrow Account subject to release at such date shall be disbursed to the Representative and/or Buyer in accordance with the resolution of such claims.  All parties hereto agree for all Tax purposes that: (i) Buyer shall be treated as the owner of the Escrow Amount, and all interest and earnings earned from the investment and reinvestment of the Escrow Amount, or any portion thereof, shall be allocable to Buyer pursuant to Code Section 468B(g) and Proposed Treasury Regulations Section 1.468B-8, (ii) if and to the extent any amount of the Escrow Amount is actually distributed to the Sellers, interest may be imputed on such amount, as required by Code Section 483 or 1274, (iii) Sellers’ rights to any such distributed portion of the Escrow Amount under this Agreement shall be treated as installment obligations for purposes of Code Section 453, and (iv) in no event shall the aggregate payments under the Escrow Agreement to the Sellers exceed $18,898,000.  Clause (iv) of the preceding sentence is intended to ensure that the right of Sellers to the Escrow Amount and any interest and earnings earned thereon is not treated as a contingent payment without a stated maximum selling price under

Code Section 453 and the Treasury Regulations promulgated thereunder.  No party hereto shall take any action or filing position inconsistent with the foregoing.

(c)                                  At Closing, Buyer shall repay, or cause the Company to repay, subject to the receipt of the Payoff Letters, the Estimated Indebtedness as set forth in the Estimated Balance Sheet to the applicable holder thereof by wire transfer as directed by the Company.

(d)                                 At Closing, Buyer shall pay by wire transfer to the appropriate parties the Company Transaction Costs that are identified as such on the Estimated Balance Sheet, except that, with respect to any Company Transaction Costs that consist of payments to employees including related payroll Taxes, Buyer shall, if necessary, remit to the Company funds necessary to pay such Company Transaction Costs, which shall be paid by the Company on the Closing Date.

(e)                                  At Closing, Buyer shall pay by wire transfer the Representative Holdback Amount to the Representative and shall pay by wire transfer the cost of the tail policy as directed by the Representative.

(f)                                   By execution hereof, each Seller hereby expressly acknowledges and agrees (i) that he, she or it understands the purchase price mechanics set forth herein (including the manner in which his, her or its Percentage Interest has been calculated) and (ii) to the deduction from the Purchase Price and the Closing Payment for the items referenced herein, including, without limitation, the Escrow Amount, the Representative Holdback Amount, the retention of the funds for such accounts and the distribution and use of those funds pursuant to the terms of this Agreement and the Escrow Agreement.

Section 2.04                            Estimated Indebtedness, Working Capital and Cash.  No later than two (2) Business Days before the Closing Date, the Company shall have delivered to Buyer an estimated consolidated balance sheet of the Acquired Companies prepared as of the date immediately prior to the Closing Date (the “Estimated Balance Sheet”), which sets forth a good faith estimate of the following: (a) the amount of unpaid Indebtedness as of the Closing Date as set forth in the payoff letters (the “Payoff Letters”) received from each holder of Indebtedness (the “Estimated Indebtedness”), (b) the amount of Working Capital Surplus or Working Capital Deficiency as of the date immediately prior to the Closing Date (the “Estimated Working Capital Surplus” or “Estimated Working Capital Deficiency”) and (c) the amount of Cash Surplus as of the date immediately prior to the Closing Date (the “Estimated Cash Surplus”).  The Estimated Balance Sheet shall be prepared by the Company in accordance with this Agreement and GAAP applied in a manner consistent with the preparation of the Balance Sheet.  For the avoidance of doubt, only the categories and line items set forth on Exhibit C shall be taken into account in calculating the Estimated Working Capital Surplus or Estimated Working Capital Deficiency, notwithstanding that GAAP may require additional categories of current liabilities or current assets to be included in a GAAP presentation of Working Capital.

Section 2.05                            Final Indebtedness, Working Capital and Cash.

(a)                                 As promptly as practicable after the Closing Date (but in no event later than sixty (60) days after the Closing Date), Buyer shall cause the Company to prepare, in good faith, and deliver to the Representative a consolidated balance sheet of the Acquired Companies as of the Closing Date (the “Final Balance Sheet”), which shall set forth the following:  (i) the amount of unpaid Indebtedness as of the Closing Date (“Closing Indebtedness”); (ii) the amount of Working Capital Surplus or Working Capital Deficiency as of 11:59 p.m., central time, on the Closing Date (“Closing Working Capital Surplus” or “Closing Working Capital Deficiency”); and (iii) the Final Cash Surplus.  The Final Balance Sheet shall be prepared in accordance with this Agreement and GAAP applied in a manner consistent with the preparation of the Balance Sheet.  For the avoidance of doubt, only the categories and line items set forth on Exhibit C shall be taken into account in calculating the Closing Working Capital Surplus or Closing Working Capital Deficiency, notwithstanding that GAAP may require additional categories of current liabilities or current assets to be included in a GAAP presentation of Working Capital.  Following the delivery of the Final Balance Sheet to the Representative, Buyer shall afford the Representative and its representatives the opportunity to examine the Final Balance Sheet, and such supporting schedules, analyses, workpapers, including the audit workpapers, and other underlying records or documentation as are reasonably requested by the Representative.  Buyer shall cooperate fully and promptly with the Representative and its representatives in such examination, including providing answers to questions asked by the Representative and its representatives, and Buyer shall promptly make available to the Representative and its representatives any records under Buyer’s or the Acquired Companies’ reasonable control that are requested by the Representative and its representatives.

(b)                                 If within thirty (30) days following delivery of the Final Balance Sheet to the Representative, the Representative has not delivered to Buyer written notice (the “Objection Notice”) of any objections to the Final Balance Sheet (such Objection Notice must contain a statement describing in reasonable detail under the circumstances the basis of such objections), then the Closing Indebtedness, Closing Working Capital Surplus or Closing Working Capital Deficiency, as applicable, and the Final Cash Surplus as set forth in such Final Balance Sheet shall be deemed final and conclusive and shall be “Final Indebtedness,” “Final Working Capital Surplus” or “Final Working Capital Deficiency,” and the “Final Cash Surplus,” respectively.  If the Representative delivers an Objection Notice within such thirty (30) day period, then Buyer and the Sellers shall endeavor in good faith to resolve the objections, for a period not to exceed fifteen (15) days from the date of delivery of the Objection Notice.  If at the end of the fifteen (15) day period there are any objections that remain in dispute, then the remaining objections in dispute shall be submitted for resolution to a nationally recognized accounting firm to be selected jointly by the Representative and Buyer within the following five (5) days or, if the Sellers and Buyer are unable to mutually agree within such five (5) day period, such accounting firm shall be Deloitte LLP (such jointly selected accounting firm or Deloitte LLP, the “Referee”).  The Referee shall determine Final Indebtedness, Final Working Capital Surplus or Final Working Capital Deficiency, as applicable, and the Final Cash Surplus, within thirty (30) days after the objections that remain in dispute are submitted to it.  If any such objections are submitted to the Referee for resolution, (i) each party shall furnish to the Referee a report with respect to such party’s positions with respect to the issues in the Objection Notice, a copy of which shall be delivered to the other party hereto, and no ex parte conferences, oral examinations, testimony, depositions, discovery or other form of evidence gathering or hearings shall be conducted or allowed, provided, that, at the Referee’s request, or as mutually agreed by the parties, Buyer and the Representative may meet with the Referee as long as representatives of both are present; (ii) to the extent that a value has been assigned to any objection that remains in dispute, the Referee shall not assign a value to such objection that is greater than the greatest value for such objection claimed by either party or less than the smallest value for such objection claimed by either party; (iii) the determination by the Referee of Final Indebtedness, Final Working Capital Surplus or Final Working Capital Deficiency, as applicable, and Final Cash Surplus as set forth in a written notice delivered to both parties by the Referee, shall be made solely in accordance with the written reports (i.e., not on independent review) and in accordance with this Agreement and shall be binding and conclusive on the parties absent manifest error and shall constitute an arbitral award that is final, binding and unappealable and upon which a judgment may be entered by a court having jurisdiction thereof; and (iv) fifty percent (50%) of the fees and expenses of the Referee shall be paid by Buyer and the remaining fifty percent (50%) of the fees and expenses of the Referee shall be paid by the Representative on behalf of the Sellers.

(c)                                  To the extent the Final Cash Surplus exceeds the Estimated Cash Surplus, such excess shall be paid by the Company to the Representative (for further credit to the Sellers in accordance with their respective Percentage Interests), within ten (10) days of any final determination.  To the extent the Final Cash Surplus is less than the Estimated Cash Surplus (such deficiency, the “Final Cash Deficiency”), the Representative and the Buyer shall within ten (10) days of such final determination, sign a joint written instruction letter to the Escrow Agent directing Escrow Agent to pay such Final Cash Deficiency to Buyer.  For Tax purposes, any payment under this Section 2.05(c) shall be treated as an adjustment to the Purchase Price unless a contrary treatment is required by applicable Law.

(d)                                 To the extent that the Final Adjustment Amount exceeds the Closing Adjustment Amount, such excess (the “Final Adjustment Surplus”) shall be paid by the Company to the Representative (for further credit to the Sellers in accordance with their respective Percentage Interest), within ten (10) days of any such final determination.  To the extent that the Final Adjustment Amount is less than the Closing Adjustment Amount (such deficiency, the “Final Adjustment Deficiency”), the Representative and Buyer shall within ten (10) days of such final determination, sign a joint written instruction letter to the Escrow Agent directing the Escrow Agent to pay such Final Adjustment Deficiency to Buyer.  For Tax purposes, any payment under this Section 2.05(d) shall be treated as an adjustment to the Purchase Price unless a contrary treatment is required by applicable Law.

Section 2.06                            Transactions to be Effected at the Closing.

(a)                                 At the Closing, Buyer shall deliver to the Sellers:

(i)                                     the portion of the Closing Payment to be paid to the Sellers under the terms hereof by wire transfer of immediately available funds to such accounts as are designated by the Company or the Representative, in a writing to be delivered to Buyer no later than two (2) Business Days prior to the Closing Date;

(ii)                                  the Escrow Agreement, duly executed by Buyer; and

(iii)                               all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to this Agreement.

(b)                                 At the Closing, Sellers and/or the Company, as appropriate, shall deliver to Buyer:

(i)                                     stock certificates evidencing the Shares duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank;

(ii)                                  resignations of the officers and directors of the Company and each of its Subsidiaries effective as of the Closing;

(iii)                               the Escrow Agreement, duly executed by the Representative;

(iv)                              the Payoff Letters and signed copies of Form UCC 3 or other applicable forms of release releasing all Encumbrances on property and assets securing the Indebtedness.

(v)                                 evidence that the financial advisory agreement between the Company and Trinity Hunt Management, L.P. has been terminated and ceases to be in full force and effect and any rights thereunder have been waived; and

(vi)                              all other agreements, documents, instruments or certificates required to be delivered by the Sellers at or prior to the Closing pursuant to this Agreement.

Section 2.07                            Closing.  Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares contemplated hereby shall take place at a closing (the “Closing”) to be held at 10:00 a.m., central time on a date no later than two (2) Business Days after the last of the conditions to Closing Set forth in Article VI have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date).  The Closing shall take place by exchange of executed documents by PDF or facsimile at such time, or at such other time or on such other date or at such other place as the Representative and Buyer may mutually agree upon in writing (the day on which Closing takes place being the “Closing Date”).

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLERS

Except as set forth in the Disclosure Schedules, the Company represents and warrants to Buyer that the statements contained in this Article III (other than the Several Representations) are true and correct as of the date hereof and each Seller represents and warrants (severally with respect to himself, herself or itself, as the case may be, and not jointly and severally with others) to Buyer that the statements contained in Section 3.05, Section 3.07 and Section 3.09 (the “Several Representations”) are true and correct as of the date hereof.

Section 3.01                            Organization and Authority of the Acquired Companies.

(a)                                 Except as set forth in Section 3.01 of the Disclosure Schedules, each of the Acquired Companies is a corporation or limited liability company duly organized, validly existing and in good standing under the Laws of the state of its incorporation or formation, as set forth in Section 3.01 of the Disclosure Schedules, and has the requisite power and authority to own, lease and operate the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted.

(b)                                 The Company has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Company.

Section 3.02                            Execution by and Enforceability against the Company.  This Agreement has been duly executed and delivered by the Company, and, assuming that this Agreement constitutes the valid and binding agreement of the other parties hereto, this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.03                            Qualification of the Acquired Companies.  Each of the Acquired Companies has all necessary corporate or limited liability company power, as applicable, and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted.  Each of the Acquired Companies is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except as set forth in Section 3.03 of the Disclosure Schedules or where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.

Section 3.04                            Capitalization.

(a)                                 The authorized capital stock of the Company consists of 400,000 shares of Common Stock, of which 273,906 shares are issued, 273,779 shares are outstanding and 127 shares are held in treasury as of the Closing Date.  All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable.

(b)                                 There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or any other interest in, the Company.  The Company does not have outstanding or authorized any stock options or any stock appreciation, phantom stock, profit participation or similar rights.  Except as set forth in Section 3.04(b) of the Disclosure Schedules, there are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

Section 3.05                            Ownership of Shares.  Each Seller owns of record all of the Shares opposite such Seller’s name in Section 3.05 of the Disclosure Schedules, free and clear of any Encumbrances other than any restrictions on transfer arising under state or federal securities laws or any Encumbrances pursuant to any shareholders agreement or voting agreement, which shareholders agreements and voting agreements shall terminate effective as of the date hereof without any further action on the part of any Person, subject to Section 9.16.

Section 3.06                            Subsidiaries.  Except for the Acquired Companies, each of which, other than the Company, is listed in Section 3.06 of the Disclosure Schedules, none of the Acquired Companies owns, or has any interest in, any shares or has an ownership interest in any other Person.  Each Acquired Company (other than the Company) is a direct or indirect wholly-owned Subsidiary of the Company and all of the outstanding capital stock or other equity interest in such Acquired Companies are owned by the Company or another Acquired Company.  There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of any of the Subsidiaries of the Company or obligating any such Subsidiary to issue or sell any shares of capital stock of, or any other interest in, such Subsidiary.  No Subsidiary has outstanding or authorized any stock options or any stock appreciation, phantom stock, profit participation or similar rights. Except as set forth in Section 3.04(b) of the Disclosure Schedules, there are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any outstanding equity of any Subsidiary.

Section 3.07                            Authority of Sellers; Execution by and Enforceability Against Sellers.  Each Seller has the requisite power, authority and capacity to execute and deliver this Agreement and to perform his, her or its obligations hereunder and to consummate the transactions contemplated herein.  This Agreement has been duly and validly executed and delivered by each Seller and, assuming that this Agreement constitutes the valid and binding agreement of the other parties hereto, constitutes a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.08                            No Conflicts; Consents.  The execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the certificate of formation or bylaws of the Company; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to the Acquired Companies; or (c) except as set forth in Section 3.08 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a material violation or material breach of, constitute a material default under or result in the acceleration of any Material Contract; except in the case of clause (b), where the violation or breach would not have a Material Adverse Effect. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Sellers or the Company in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for such filings as may be required under the HSR Act and as set forth in Section 3.08 of the Disclosure Schedules and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

Section 3.09                            No Seller Conflicts; Consents.  The execution, delivery and performance by each Seller of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the organizational documents of such Seller, if any; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to such Seller; or (c) require the consent, notice or other action by any Person under, conflict with, result in a material violation or material breach of, constitute a material default under or result in the acceleration of any material contract of such Seller, except, in the case of clause (b), where the violation, or breach, would not have a material adverse effect on the ability of such Seller to consummate the transactions contemplated hereby.

Section 3.10                            Financial Statements; Internal Controls.  Copies of the Company’s audited consolidated financial statements consisting of the consolidated balance sheet of the Acquired Companies as at December 31 in each of the years 2012, 2013 and 2014, and the related statements of income and retained earnings, shareholders’ equity and cash flow for the years then ended (the “Audited Financial Statements”), and unaudited consolidated financial statements consisting of the consolidated balance sheet of the Acquired Companies as at March 31, 2015 (the “Balance Sheet” and the date of such Balance Sheet, the “Balance Sheet Date”) and the related statements of income and retained earnings, shareholders’ equity and cash flow for the three-month period then ended (together with the Balance Sheet, the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) have been delivered or made available to Buyer in the Data Room. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes.  The Financial Statements are true, accurate and complete in all material respects and fairly present in all material respects the consolidated financial condition of the Acquired Companies as of the respective dates they were prepared and the consolidated results of the operations of the Acquired Companies for the periods indicated.  The Acquired Companies maintain a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions engaged in by the Acquired Companies are executed in compliance with the general policies of the Acquired Companies and/or the general or specific authorizations of management of the Acquired Companies, (b) access to assets of the Acquired Companies is permitted only in accordance with the general policies of the Acquired Companies, and (c) all intercompany transactions, charges and expenses among or between the Acquired Companies and/or their respective Affiliates are accurately reflected at fair arms’ length value on the books and records of the Acquired Companies.  The Leases listed in Section 3.10 of the Disclosure Schedules have been amended as set forth therein (the “Lease Amendments”).  Such Lease Amendments did not require any amendments to the Financial Statements and Buyer, the Company and the Sellers agree no restatement of the Financial Statements is required solely as a result of either the Company’s historical accounting treatment of its Leases or the Lease Amendments.

Section 3.11                            Indebtedness; Undisclosed Liabilities.  All Indebtedness of the Acquired Companies is set forth in Section 3.11 of the Disclosure Schedules.  The Acquired Companies have no material liabilities, obligations or commitments except for (a) liabilities that are required to be reflected or reserved on a balance sheet prepared in accordance with GAAP; (b) liabilities which are adequately reflected or reserved against in the Balance Sheet; (c) liabilities which have been incurred in the ordinary course of business consistent with past practices since the Balance Sheet Date; and (d) liabilities under the Material Contracts.

Section 3.12                            Absence of Certain Changes, Events and Conditions.  Except as expressly contemplated by the Agreement or as set forth in Section 3.12 of the Disclosure Schedules, since the Balance Sheet Date, the Acquired Companies have operated in the ordinary course of business consistent with past practices in all material respects and there has not been, with respect to the Acquired Companies, any:

(a)                                 event, occurrence or development that has had, or is reasonably likely to have, a Material Adverse Effect;

(b)                                 amendment of the certificate of formation, bylaws, company agreement or other organizational documents of any Acquired Company;

(c)                                  split, combination or reclassification of any shares of its capital stock;

(d)                                 issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(e)                                  declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

(f)                                   material change in any method of accounting or accounting practice of the Company, except as required by GAAP or applicable Law;

(g)                                  sale or other disposition of any of the assets shown or reflected on the Balance Sheet, except in the ordinary course of business consistent with past practices and except for any assets having an aggregate value of less than $250,000;

(h)                                 increase in the compensation of its Employees, other than as provided for in any Material Contract with an Employee or in the ordinary course of business consistent with past practices;

(i)                                     adoption, amendment or modification of any Health Plan or Benefit Plan;

(j)                                    acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or securities of, or by any other manner, any business or any Person or any division thereof;

(k)                                 adoption of any plan of merger, consolidation, reorganization, recapitalization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(l)                                     loan, advance or capital contribution to, or investment in, any other Person made by any Acquired Company (other than (i) loans or advances between and among the Acquired

Companies made in the ordinary course of business consistent with past practices, and (ii) capital contribution to or investment in the Acquired Companies made in the ordinary course of business consistent with past practices);

(m)                             (i) grant or increase of any severance or termination pay to any Employee or director of any Acquired Company, (ii) employment, deferred compensation, severance, bonus, retention or other similar agreement (or any amendment to any such existing agreement) entered into with any Employee or director of any Acquired Company, or (iii) any collective bargaining agreement or Health or Benefit Plan established, adopted or amended;

(n)                                 material Tax election made or changed; change in any annual Tax accounting period; material method of Tax accounting adopted or changed; material Tax Returns filed; material closing agreement entered into; material Tax claim, audit or assessment settled; current right to claim a material Tax refund, offset or other reduction in Tax liability surrendered; or any accounting method adopted that is inconsistent with elections made, positions taken or methods used in preparing or filing similar Tax Returns in prior periods;

(o)                                 capital expenditures made, or any obligation or liability incurred in respect thereof, other than capital expenditures in the amounts and for the purposes and the locations set forth on Schedule II attached hereto (the “Approved Capital Expenditures”);

(p)                                 except for the consummation of the settlement contemplated in (and pursuant to the terms specified therein) Section 3.17(a) of the Disclosure Schedule, settlement, or offer to settle, any litigation, investigation, arbitration, proceeding or other claim involving or against any Acquired Company involving a payment by any Acquired Company in excess of $250,000, individually or in the aggregate; or

(q)                                 any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.13                            Material Contracts.

(a)                                 Section 3.13(a) of the Disclosure Schedules lists each of the following contracts and other agreements of the Acquired Companies currently in effect (together with all Leases listed in Section 3.14(b) of the Disclosure Schedules, collectively, the “Material Contracts”):

(i)                                     each agreement involving aggregate consideration in excess of $250,000 that cannot be cancelled by the Acquired Company party thereto without penalty or without more than thirty (30) days’ notice;

(ii)                                  all agreements that relate to the sale of any of the Acquired Companies’ assets, for consideration in excess of $250,000;

(iii)                               all agreements that relate to the acquisition of any business, a material amount of securities or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(iv)                              all agreements relating to Indebtedness or subjecting any asset of the Acquired Company to any Encumbrance (including, without limitation, guarantees);

(v)                                 any employment, confidentiality, non-competition, severance or termination agreements as to employees or consultants or involving any loan to any Employee;

(vi)                              all contracts prohibiting any Acquired Company from engaging in any business or competing anywhere in the world;

(vii)                           all collective bargaining agreements or agreements with any labor organization, union or association to which any Acquired Company is a party;

(viii)                        all joint venture or partnership agreements and all agreements providing for the sharing of profits, revenues or cash flows of any Acquired Company with another Person;

(ix)                              all agreements relating to the licensing of films for theatrical exhibition where such contract survives for a period other than such period related to the display of a particular film;

(x)                                 all agreements containing a “most favored nation” provision;

(xi)                              all agreements for on-screen advertising and internet ticketing;

(xii)                           all agreements governing any licensed or franchised business operated at a theater owned or operated by any Acquired Company; and

(xiii)                        all agreements granting a power of attorney to a third Person.

(b)                                 A true, correct and complete copy of each Material Contract has been provided in the Data Room.  All Material Contracts are binding and enforceable against the applicable Acquired Company and, to the Knowledge of the Company, against the other parties thereto, in accordance with their terms, except to the extent that the enforceability thereof may be affected by bankruptcy, insolvency, or similar laws affecting creditors’ rights generally or by court-appointed equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity).  No Acquired Company is in material default under any applicable Material Contract, and to the Knowledge of the Company no other party to a Material Contract is in material default under such Material Contract.  There has not occurred any event that (with the lapse of time or the giving of notice or both) would constitute a material default under any Material Contract by the applicable Acquired Company.

Section 3.14                            Title to Assets; Real Property.

(a)                                 Each of the Acquired Companies has good and valid (and, in the case of owned Real Property, good and fee simple) title to, or a valid leasehold interest in, all Real Property and tangible personal property and other assets reflected in the Balance Sheet or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practices for fair value since the Balance Sheet Date.  All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following:

(i)                                     those items set forth in Section 3.14(a)(i) of the Disclosure Schedules;

(ii)                                  liens for Taxes not yet due and delinquent or being contested in good faith by appropriate procedures and described in Section 3.14(a)(ii) of the Disclosure Schedules;

(iii)                               mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business;

(iv)                              easements, rights of way, zoning ordinances and other similar Encumbrances of record affecting Real Property;

(v)                                 other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary of business;

(vi)                              liens incurred in connection with worker’s compensation and unemployment insurance or other similar Laws;

(vii)                           statutory landlords’ liens; or

(viii)                        other immaterial imperfections of title or Encumbrances, if any.

(b)                                 Section 3.14(b) of the Disclosure Schedules lists: (i) the street address of the one (1) owned parcel of Real Property; (ii) the street address of each parcel of leased Real Property; and (iii) all leases, amendments to such leases and all other agreements affecting the terms of such leases for the leased Real Property (collectively, “Leases”) including the identification of the lessee and lessor thereunder, the expiration of the term thereof and the number and length of any extension rights.

(c)                                  The material improvements on each parcel of Real Property have access to such sewer, water, gas, electric, telephone and other utilities as are necessary to allow the business of the Acquired Companies operated thereon to be operated in the ordinary course of business and consistent with past practices of the Acquired Companies as currently operated.  Except as set forth on Section 3.14(c) of the Disclosure Schedules, the material improvements located on each parcel of Real Property are in good condition and repair (except for ordinary wear and tear) and allow the business of the Acquired Companies to be operated in the ordinary course of business and consistent with past practices.  No condemnation proceedings are pending or, to the Knowledge of the Company, threatened as to any Real Property.

Section 3.15                            Intellectual Property.

(a)                                 “Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) trademarks, trade names and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (ii) copyrights, including all applications and registrations related to the foregoing; (iii) trade secrets and confidential know-how; (iv) patents and patent applications; (v) internet domain name registrations; and (vi) other intellectual property and related proprietary rights, interests and protections.

(b)                                 Section 3.15(b) of the Disclosure Schedules lists all patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration owned by the Acquired Companies (the “Company Intellectual Property”).  Except as set forth in Section 3.15(b) of the Disclosure Schedules and to the Company’s Knowledge, each of the Acquired Companies owns or has the right to use all Intellectual Property necessary to conduct the business as currently conducted.

(c)                                  Each Acquired Company’s conduct of its business has not, and as currently conducted does not, infringe, violate or misappropriate the Intellectual Property of any Person; and, to the Company’s Knowledge, no Person is infringing, violating or misappropriating any Company Intellectual Property.

(d)                                 Each Acquired Company follows reasonable commercial practices common in the industry to protect its proprietary and confidential information, including requiring its employees, consultants and agents to be bound by confidentiality and non-disclosure agreements or policies, and requiring its employees, consultants and agents to assign to it any and all inventions and discoveries and other Intellectual Property conceived, reduced to practice, developed or discovered by such employees, consultants and/or agents made within the scope of, and during their employment (to the extent permitted by law) pursuant to written agreements executed by each such employee, consultant or agent, and only disclosing proprietary and confidential information to third parties pursuant to written confidentiality and non-disclosure agreements.

Section 3.16                            Insurance.  Section 3.16 of the Disclosure Schedules sets forth a list of all material insurance policies maintained by the Acquired Companies or with respect to which any of the Acquired Companies is a named insured or otherwise the beneficiary of coverage (collectively, the “Insurance Policies”).  Such Insurance Policies are in full force and effect and all premiums due on such Insurance Policies have been paid in full.

Section 3.17                            Legal Proceedings; Governmental Orders.

(a)                                 Except as set forth in Section 3.17(a) of the Disclosure Schedules, there are no material actions, suits, claims, investigations or other legal proceedings pending or, to the Company’s Knowledge, threatened against or by any of the Acquired Companies affecting any of their properties or assets, which if determined adversely to the Acquired Companies would have a Material Adverse Effect.

(b)                                 Except as set forth in Section 3.17(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied material judgments, penalties or awards against or affecting any of the Acquired Companies or any of their respective properties or assets.

Section 3.18                            Compliance With Laws; Permits.

(a)                                 Except as set forth in Section 3.18(a) of the Disclosure Schedules, each of the Acquired Companies is in compliance in all material respects with all Laws applicable to it or its business, properties or assets.

(b)                                 All Permits required for the Acquired Companies to conduct their business in the manner currently conducted have been obtained by them and are valid and in full force and effect, except as set forth on Section 3.18(b) of the Disclosure Schedules or where such failure would not have a Material Adverse Effect.

(c)                                  None of the representations and warranties contained in Section 3.18 shall be deemed to relate to environmental matters (which are governed exclusively by Section 3.19), employee benefits matters (which are governed by Section 3.20), employment matters (which are governed exclusively by Section 3.21) or Tax matters (which are governed exclusively by Section 3.22).

Section 3.19                            Environmental Matters.  Except as set forth on Section 3.19 of the Disclosure Schedules, each of the Acquired Companies is in compliance in all material respects with all Environmental Laws.  None of the Acquired Companies has received from any Person any claim arising under any Environmental Law that remains pending or unresolved, or is the source of ongoing obligations or requirements.  None of the Real Property is contained on the National Priorities List compiled pursuant to 42 U.S.C. § 9605 or any other list of hazardous materials release sites maintained by any Governmental Authority.  No hazardous materials have been released on any Real Property at levels that require cleanup or response under Environmental Laws or with respect to which material liability under Environmental Laws may arise for any Acquired Company.

Section 3.20                            Employee Benefit Matters.

(a)                                 Other than customary health and welfare benefit insurance plans, policies and arrangements and bonus compensation arrangements (a list of which are set forth in Section 3.20 of the Disclosure Schedules) (collectively, the “Health Plans”), the only employee benefit plan that any Acquired Company has ever had, and currently has, is a 401(k) plan (the “Benefit Plan”).

(b)                                 The Company has made available to Buyer accurate, current and complete copies of the Health Plans and the Benefit Plan, together with a true and complete copy of the two (2) most recent annual reports (if required by applicable Law) for the Health Plans and the Benefit Plan.  The Health Plans and the Benefit Plan have been established, administered and maintained in accordance with their terms and in compliance with all applicable Laws (including ERISA and the Code).

(c)                                  The Benefit Plan has been determined by the IRS to be qualified under Code Section 401(a), and there is no fact which could reasonably be expected to result in the tax disqualification of the Benefit Plan.

(d)                                 Any deferred compensation to be paid by the Acquired Companies that in any part constitutes a nonqualified deferred compensation plan within the meaning of Code Section 409A and that is subject to Code Section 409A has been operated and maintained in all respects in operational and documentary compliance with Code Section 409A and applicable guidance thereunder during the respective time periods in which such operational or documentary compliance has been required.  No such deferred compensation plan provides for any actual or potential obligation to reimburse or otherwise “gross up” any Person for the interest or additional tax set forth under Code Section 409A(a)(1)(B) or otherwise.

(e)                                  Each individual who is classified by the Acquired Companies as an independent contractor has been properly classified for purposes of participation and benefit accrual under the Health Plans and the Benefit Plan.

(f)                                   Neither the Company nor any ERISA Affiliate of the Company has contributed to, or has any past or present obligation to contribute to, a multiemployer plan, as defined in Section 3(37) of ERISA, and neither the Company nor any ERISA Affiliate of the Company has incurred any withdrawal liability, within the meaning of Section 4201 of ERISA.

(g)                                  No Acquired Company maintains any severance benefit or policy for the benefit of their Employees and the consummation of this Agreement will not trigger any obligation to pay any such severance.

(h)                                 No Acquired Company is obligated to make any payment or is a party to any agreement that could obligate it to make any payment that will not be deductible under either Section 280G of the Code or Section 162(m) of the Code.

(i)                                     Neither the execution and delivery of this Agreement nor the consummation of the transactions (alone or in conjunction with any other event, including any termination of employment on or following the Closing Date) will (A) entitle any current or former employee of the Acquired Companies to any compensation or benefits, (B) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits, or (C) result in any breach or violation of or default under or limit the Company’s right to amend, modify or terminate any employee benefit plan, policy or arrangement.

(j)                                    The Acquired Companies have extended offers of medical coverage under an eligible employer-sponsored plan to a sufficient number of full-time employees, as defined in the Patient Protection and Affordable Care Act of 2010 and the regulations issued thereunder, in a manner such that the Acquired Companies will not be subject to assessable payments under Section 4980H of the Code.

(k)                                 The representations and warranties set forth in this Section 3.20 are the Company’s sole and exclusive representations and warranties regarding employment benefit matters.

Section 3.21                            Employment Matters.

(a)                                 No Acquired Company is a party to, or bound by, any collective bargaining or other agreement with a labor organization representing any of its Employees.  In the last three (3)

years, there has not been, nor, to the Company’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting any of the Acquired Companies.

(b)                                 Each of the Acquired Companies is in compliance in all material respects with all applicable Laws pertaining to employment and employment practices.  Except as set forth in Section 3.21(b) of the Disclosure Schedules, there are no actions, suits, claims, investigations or other legal proceedings against any of the Acquired Companies pending, or to the Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former employee of any Acquired Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws.

(c)                                  Section 3.21(c) of the Disclosure Schedules lists the Employees (including any Employee who is on leave of absence), including such Employee’s job title, compensation and, if applicable, status for federal and state overtime compensation requirements (i.e., exempt or non-exempt).

(d)                                 Other than as set forth in Section 3.21(d) of the Disclosure Schedules, the employment of each of the Employees is terminable by the applicable Acquired Company at will.

(e)                                  The representations and warranties set forth in this Section 3.21 are the Company’s sole and exclusive representations and warranties regarding labor and employment matters.

Section 3.22                            Taxes.

(a)                                 Except as set forth in Section 3.22 of the Disclosure Schedules:

(i)                                     The Acquired Companies have timely filed (taking into account any valid extensions) all material Tax Returns required to be filed on or before the Closing Date.  Such Tax Returns are true, complete and correct in all material respects.  No Acquired Company is currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business.  All Taxes due and owing by the Acquired Companies have been paid or accrued whether or not reflected on any Tax Return.

(ii)                                  No extensions or waivers of statutes of limitations have been given or requested with respect to any material Taxes of any of the Acquired Companies.

(iii)                               There are no ongoing actions, audits, suits, claims, investigations or other legal proceedings by any taxing authority against any of the Acquired Companies.

(iv)                              No Acquired Company is a party to any Tax-sharing agreement (other than any material contract to which it is a party providing for customary Tax sharing obligations).

(v)                                 All Taxes which any of the Acquired Companies is obligated to withhold from amounts owing to any employee, creditor or third party have been paid or accrued.

(vi)                              No Acquired Company is liable for (i) Taxes of any predecessor or (ii) Taxes of any other person (except for the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6.

(vii)                           No Acquired Company has been a party to a transaction that is or is substantially similar to a “reportable transaction,” within the meaning of Treasury Regulations Section 1.6011-4(b).

(viii)                        No Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

A.                                    change in method of accounting for a taxable period ending on or prior to the Closing Date;

B.                                    use of an improper method of accounting for a taxable period ending on or prior to the Closing Date;

C.                                    “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law) executed on or prior to the Closing Date;

D.                                    intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law);

E.                                     installment sale or open transaction disposition made on or prior to the Closing Date;

F.                                      prepaid amount received on or prior to the Closing Date; or

G.                                    election under Section 108(i) of the Code on or prior to the Closing Date.

(ix)                              Within the past three (3) years, the Company has not distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(b)                                 Except for certain representations related to Taxes in Section 3.20, the representations and warranties set forth in this Section 3.22 are the Company’s sole and exclusive representations and warranties regarding Tax matters.

Section 3.23                            Related Party Transactions.  Except as set forth in Section 3.23 of the Disclosure Schedules, no officer, director, holder of securities or Affiliate of any of the Acquired Companies (a “Related Party”), and no entity in which any such Related Party owns any material beneficial interest, is a party to any agreement, contract, commitment or transaction with any of the Acquired Companies or has any interest in any property, tangible or intangible, used by any of the Acquired Companies.  True, correct and complete copies of any agreement, contract or commitment with a Related Party have been provided in the Data Room.

Section 3.24                            Brokers.  Except for Peter J. Solomon Company, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Sellers or the Company.  True, correct and complete copies of all agreements with Peter J. Solomon Company have been provided in the Data Room.

Section 3.25                            ADA Compliance.  There are not and for the past three (3) years there have not been any actions, lawsuits, proceedings, investigations or other claims of any kind pending, or to the Company’s Knowledge, threatened, alleging that the Acquired Companies failed to comply with Titles I and III of the Americans with Disabilities Act of 1990, as amended from time to time, Public Law 101-336; 42 U.S.C. §§ 12101, et seq., or any similar Law governing access for the disabled or handicapped, with respect to any Real Property.

Section 3.26                            Data Protection.

(a)                                 Except as would not be material to the Acquired Companies, each of the Acquired Companies has complied with all Laws and contractual obligations relating to the protection and security of Personal Data (as defined below) to which the Acquired Companies are currently or have been subject.  None of the Acquired Companies has received any written inquiries from or been subject to any audit or other proceeding by any Governmental Authority regarding its compliance with the foregoing.  Each of the Acquired Companies has established policies, programs and procedures with respect to the collection, use, processing, storage and transfer of all personally identifiable or confidential information relating to individuals in connection with the business (collectively, “Personal Data”).

(b)                                 Each of the Acquired Companies has complied in all material respects with all rules, policies and procedures established by such entity with respect to privacy, publicity, data protection or collection and use of Personal Data gathered or accessed in the course of the operations of the Acquired Companies and there have not been any incidents of (i) a material violation by any of the Acquired Companies of any Person’s privacy, personal or confidentiality rights under any such rules, policies or procedures or (ii) any material breach, material misappropriation, or material unauthorized disclosure, intrusion, access, use or dissemination of any Personal Data asserted or, to the Knowledge of the Company, threatened against any of the Acquired Companies by any Person.  Each of the Acquired Companies has taken commercially reasonable steps (including implementing and monitoring compliance with adequate measures with respect to technical and physical security) to reasonably ensure that any Personal Data collected by the Acquired Companies is protected against loss and against unauthorized access, use, modification, disclosure or other misuse.

Section 3.27                            Systems.

(a)                                 The computer systems, including the software, firmware, hardware, networks, interfaces, platforms and related systems used by the Acquired Companies (collectively, “Systems”) are sufficient for the immediate needs of the Acquired Companies, as currently contemplated, including as to capacity, scalability and ability to process current and anticipated peak volumes in a timely manner.  The Systems are in good working condition to effectively perform all information technology operations necessary for the Acquired Companies to operate their businesses as currently conducted.  All Systems, other than software, used by the Acquired Companies are owned and operated by and are under the control of the Company and are not wholly or partly dependent on any facilities which are not under the ownership, operation or control of the Company.

(b)                                 Except as set forth on Section 3.27 of the Disclosure Schedules, in the twelve-month (12) period prior to the date hereof, there have been no failures, breakdowns or continued substandard performance of any Systems that has caused substantial disruption or interruption in or to any customer’s use of the Systems or the operation of the business of the Acquired Companies.  The Acquired Companies have taken commercially reasonable steps to provide for the back-up and recovery of data and information critical to the conduct of the business of the Acquired Companies (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of such business.  The Acquired Companies have in place commercially reasonable disaster recovery and business continuity plans, procedures and facilities, acts in compliance therewith and has taken commercially reasonable steps to test such plans and procedures on a periodic basis, and such plans and procedures have been proven effective upon such testing in all material respects.

Section 3.28                            Goodwill Passes; Prepaid Tickets.  All unexpired and outstanding (a) tickets sold to consumers entitling the holder thereof to admission and (b) motion picture theater admission tickets, gift cards, or gift certificates which have been purchased and which entitle such ticketholders to admission without any further consideration or at a discount after the Closing Date are appropriately reflected in the Financial Statements and managed in material compliance with all Laws.

Section 3.29                            No Other Representations and Warranties.  EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III NEITHER THE COMPANY NOR THE SELLERS MAKE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE ACQUIRED COMPANIES OR THEIR BUSINESS OR ANY OF THEIR ASSETS, LIABILITIES, OPERATIONS OR PROSPECTS, INCLUDING WITH RESPECT TO (A) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND (B) ACCURACY AND COMPLETENESS OF ANY INFORMATION PROVIDED TO BUYER AND ITS REPRESENTATIVES (INCLUDING, FOR THIS PURPOSE, ANY INFORMATION PROVIDED BY PETER J. SOLOMON COMPANY AND ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO BUYER IN ANY DATA ROOM, MANAGEMENT PRESENTATION OR THE LIKE), AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. NO REPRESENTATIONS OR WARRANTIES ARE

MADE WITH RESPECT TO ANY ESTIMATES, PROJECTIONS OR OTHER FORECASTS AND PLANS (INCLUDING, WITHOUT LIMITATION, THE REASONABLENESS OF THE ASSUMPTIONS, UNDERLYING SUCH ESTIMATES, PROJECTIONS AND FORECASTS), AND, TO THE EXTENT ANY SUCH REPRESENTATION IS OR HAS BEEN MADE, SUCH REPRESENTATIONS IS HEREBY DISCLAIMED.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Company and Sellers that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01                            Organization and Authority of Buyer.  Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware.  Buyer has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer.

Section 4.02                            Execution and Enforceability.  This Agreement has been duly executed and delivered by Buyer, and (assuming that this Agreement constitutes a valid and binding agreement of the other parties hereto) this Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.03                            No Conflicts; Consents.  The execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the certificate of incorporation or bylaws of Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any material agreement to which Buyer is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for such filings as may be required under the HSR Act and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

Section 4.04                            Investment Purpose.  Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof.  Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.  Buyer is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 4.05                            Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Section 4.06                            Legal Proceedings.  As of the date hereof, there are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 4.07                            Independent Investigation.

(a)                                 BUYER HAS CONDUCTED ITS OWN INDEPENDENT INVESTIGATION, REVIEW AND ANALYSIS OF THE BUSINESS, RESULTS OF OPERATIONS, PROSPECTS, CONDITION (FINANCIAL OR OTHERWISE) AND ASSETS OF THE ACQUIRED COMPANIES, AND ACKNOWLEDGES THAT IT HAS BEEN PROVIDED ACCESS TO THE MANAGEMENT PERSONNEL OF THE COMPANY, INFORMATION CONTAINED IN THE DATA ROOM AND THE THEATERS OPERATED BY THE ACQUIRED COMPANIES, FOR SUCH PURPOSE.  BUYER ACKNOWLEDGES AND AGREES THAT: (I) IN MAKING ITS DECISION TO ENTER INTO THIS AGREEMENT AND TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREBY, BUYER HAS RELIED SOLELY UPON ITS OWN INVESTIGATION AND THE EXPRESS REPRESENTATIONS AND WARRANTIES OF THE ACQUIRED COMPANIES AND SELLERS SET FORTH IN ARTICLE III OF THIS AGREEMENT (INCLUDING THE RELATED PORTIONS OF THE DISCLOSURE SCHEDULES) AND IS NOT RELYING ON THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MATERIALS, REPRESENTATIONS OR WARRANTIES PROVIDED BY OR ON BEHALF OF THE ACQUIRED COMPANIES OR THE SELLERS (INCLUDING, FOR THIS PURPOSE, ANY INFORMATION PROVIDED BY PETER J. SOLOMON COMPANY AND ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO BUYER IN ANY DATA ROOM, MANAGEMENT PRESENTATION OR THE LIKE); AND (II) NONE OF THE SELLERS, THE ACQUIRED COMPANIES OR ANY OTHER PERSON HAS MADE ANY REPRESENTATION OR WARRANTY AS TO THE SELLERS, THE ACQUIRED COMPANIES OR THIS AGREEMENT, EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE III OF THIS AGREEMENT (INCLUDING THE RELATED PORTIONS OF THE DISCLOSURE SCHEDULES).

(b)                                 WITHOUT LIMITING THE GENERALITY OF SECTION 4.07(A), BUYER ACKNOWLEDGES AND EXPRESSLY CONFIRMS THAT BUYER HAS RECEIVED

FROM PETER J. SOLOMON COMPANY, THE SELLERS AND THE ACQUIRED COMPANIES CERTAIN PROJECTIONS, INCLUDING PROJECTED BALANCE SHEETS AND STATEMENTS OF OPERATING REVENUES AND INCOME FOR THE YEAR ENDING ON DECEMBER 31, 2015 AND CERTAIN BUSINESS PLAN INFORMATION FOR SUCH YEAR.  BUYER ACKNOWLEDGES THAT (I) THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE SUCH ESTIMATES, PROJECTIONS AND OTHER FORECASTS AND PLANS, (II) BUYER IS FAMILIAR WITH SUCH UNCERTAINTIES, (III) BUYER IS TAKING FULL RESPONSIBILITY FOR MAKING ITS OWN EVALUATION OF THE ADEQUACY AND ACCURACY OF ALL ESTIMATES, PROJECTIONS AND OTHER FORECASTS AND PLANS (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS, UNDERLYING ESTIMATES, PROJECTIONS AND FORECASTS FURNISHED TO IT), AND (IV) BUYER SHALL HAVE NO CLAIM AGAINST ANY ACQUIRED COMPANY OR ANY SELLER WITH RESPECT THERETO.

ARTICLE V.
COVENANTS

Section 5.01                            Conduct of Business Prior to Closing.  From the date hereof until Closing, except as otherwise provided in this Agreement, set forth in Section 5.01 of the Disclosure Schedules or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), the Company shall, and shall cause its Subsidiaries to: (a) conduct the business of the Acquired Companies in all material respects in the ordinary course of business consistent with past practices; and (b) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Acquired Companies.  Notwithstanding the foregoing, the parties hereto hereby agree that the Acquired Companies shall be allowed to use Cash to pay off Indebtedness prior to Closing and to distribute any and all Cash to its shareholders prior to Closing.  From the date hereof until Closing, except as consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), the Company shall not take or cause or permit its Subsidiaries to take any action that would cause any of the changes, events or conditions described in Section 3.12 to occur; provided, however, that any capital expenditures that the Company desires to make during such period that are in addition to the Approved Capital Expenditures shall be presented to Buyer along with documentation supporting the making of such capital expenditure and after receipt of all requested information, Buyer shall have a thirty (30) day period in which to approve such capital expenditure in its discretion.  For all such capital expenditures that are approved by Buyer (the “Additional Capital Expenditures”), the Company shall be fully reimbursed for such Additional Capital Expenditures, which shall result in an increase to the Purchase Price and the Closing Payment, as set forth in Section 2.02 and Section 2.03(a), respectively.  Without limiting the generality of the foregoing, from the date hereof until Closing, except as consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), no Acquired Company shall:  execute (a) any contract that would have been a Material Contract were any Acquired Company a party or subject thereto on the date of this Agreement other than entry into renewals of existing Company Material Contracts in the ordinary course of business consistent with past practices (but in no event, for terms of more than twenty-four (24) months); (b) any lease agreement for real property (other than a lease with respect to the Narrows Theater in Tacoma, Washington); or (c) terminate or amend in any material respect any Material

Contract or waive, release or assign any material right, claims or benefit of any Acquired Company thereunder, except for such terminations, amendments, waivers, releases or assignments in the ordinary course of business consistent with past practices.

Section 5.02                            Supplement to Disclosure Schedules; Notice of Certain Events.  From time to time prior to Closing, the Company shall supplement or amend the Disclosure Schedules hereto with respect to any matter hereafter arising (each a “Disclosure Schedules Supplement”).  From the date hereof until the Closing, the Company shall promptly notify Buyer in writing of (a) any fact, circumstance, event or action the existence, occurrence or taking of which has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 6.01 or 6.02 to be satisfied; or (b) any notice or communication relating to or involving or otherwise affecting Sellers or the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Sections 3.08, 3.17 or 3.18.  Any disclosure in any such Disclosure Schedules Supplement or any notice given under this Section 5.02 shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 6.02 have been satisfied and Buyer’s receipt of any Disclosure Schedules Supplement or notice under this Section 5.02 shall not operate as a waiver of any of its rights under this Agreement.

Section 5.03                            No Solicitation of Other Bids.

(a)                                 Sellers shall not, and shall not authorize or permit any of their Affiliates (including the Acquired Companies) or any of their respective representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal, (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal, or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Sellers shall immediately cease and cause to be terminated, and shall cause their Affiliates (including the Acquired Companies) and all of respective representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal.

(b)                                 In addition to the other obligations under this Section 5.03, Sellers shall promptly (and in any event within three (3) Business Days after receipt thereof by any Seller or their representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c)                                  Sellers agree that the rights and remedies for noncompliance with this Section 5.03 shall include having such provision specifically enforced by any court of competent jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 5.04                            Employees; Benefit Plans.

(a)                                 Following the Closing, Buyer shall cause the Acquired Companies to pay at times consistent with the historical practices of the Acquired Companies all bonuses to Employees for the current fiscal year to the extent such bonuses are accrued on the Estimated Balance Sheet.

(b)                                 This Section 5.04 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.04, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.04.  Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement.  The parties hereto acknowledge and agree that the terms set forth in this Section 5.04 shall not create any right in any Employee or any other Person to any continued employment with any Acquired Company, Buyer or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.

Section 5.05                            Taxes.

(a)                                 The following provisions shall govern the allocation of responsibility and payment of Taxes as between Buyer and the Sellers for certain Tax matters following the date of this Agreement:

(i)                                     Between the date of this Agreement and the Closing Date, the Sellers shall, or shall cause the Company to, prepare and file, on a timely basis and on a basis consistent with past practice, all Tax Returns that are required to be filed by any of the Acquired Companies (taking account of extensions) prior to the Closing Date and shall cause the Company to pay all Taxes with respect thereto.

(ii)                                  The parties hereto acknowledge that the taxable year of the Company shall end as of 11:59 p.m. on the Closing Date for federal income Tax purposes (and to the extent applicable, for state income Tax purposes as well).  The Representative shall prepare or cause to be prepared and file or cause to be filed all U.S. federal and state income Tax Returns for the Acquired Companies for all periods ending on or prior to the Closing Date that are required to be filed after the Closing Date (“Pre Closing Tax Returns”).  Buyer shall, and shall cause the Acquired Companies to, authorize and direct their respective officers to execute any and all Tax Returns required to be filed by the Representative pursuant to this Section 5.05(a)(ii); provided that such Tax Returns comply with Law and are consistent with past practices.  Buyer shall prepare or cause to be prepared and file or cause to be filed all other Tax Returns.  Any Tax Return required to be filed with respect to the Acquired Companies relating to the period that includes (but does not end on) the Closing Date shall be submitted (with copies of any relevant schedules, work papers and other documentation then available) to the Representative for the Representative’s approval not less than thirty (30) days prior to the due date for the filing of such Tax Return, which approval shall not be unreasonably withheld or delayed.  The Representative shall have the option of providing to Buyer, at any time at least fifteen (15) days prior to the date such Tax Return is due to be filed (taking into account any valid extensions), written instructions as to how the Representative wants any, or all, of the items for which the Sellers may be liable reflected on such Tax Return; provided that such Tax Returns comply with Law and are consistent with past practices.  Buyer shall, in preparing such Tax Return, cause the items for which the Sellers are liable hereunder to be reflected in accordance with the Representative’s proper instructions in accordance with this Agreement and, in the absence of having received such instructions, in accordance with past practice of the Acquired Companies, if any, to the extent permissible under applicable Laws.

(iii)                               For purposes of this Section 5.05, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Tax period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income, gains or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (y) in the case of any Tax based upon or related to income, gains or receipts (including sales and use Taxes), or employment or payroll Taxes, be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date.  Any credits relating to a Tax period that begins before and ends after the Closing Date shall be taken into account as though the relevant Tax period ended on the Closing Date.  All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with reasonable prior practice of the Acquired Companies.  The Acquired Companies will prepare or cause to be prepared and file or cause to be filed, and cause their Affiliates to prepare or cause to be prepared and file or cause to be filed, all Tax Returns in a manner consistent with the provisions of this Section 5.05(a).

(iv)                              Buyer and the Representative agree that any deductions relating to the payment of bonuses, any other Company Transaction Cost in respect of the transactions contemplated by this Agreement shall be included as deductions of the Acquired Companies in the relevant Tax Returns for the taxable period ending as of the Closing Date.

(b)                                 Subject only to the specific limitations of this Section 5.05(b), Section 5.05(e) and Section 7.04 hereof, each Seller, severally but not jointly in accordance with its Percentage Interest, agrees to indemnify and hold harmless Buyer from and against, and to reimburse and pay Buyer as incurred with respect to, any and all Losses attributable to liabilities of the Acquired Companies for Taxes attributable to Tax periods (or portions thereof) ending on or before the Closing Date; provided, however, that (i) the Sellers shall be liable for Taxes only to the extent that such Taxes were not included as Current Liabilities in calculating the Company’s Working Capital and taken into account in determining the amount of the Purchase Price pursuant to Article II, (ii) the Sellers shall have no liability for any Taxes or Losses with respect to Taxes that are attributable to any transaction outside the ordinary course of business of the Acquired Companies entered into by Buyer or its Affiliates or at the direction of Buyer or its Affiliates that occurs on the Closing Date after the Closing, (iii) the Sellers shall have no liability to Buyer for any Taxes or Losses attributable to Taxes with respect to any Tax period or portion of a Tax period beginning after the Closing Date, and (iv) the maximum liability for each Seller to Buyer for any Taxes or Losses attributable to Taxes shall be paid and satisfied solely from the Escrow Account as set forth in Section 7.04.  Within five (5) days after the filing of each Pre Closing Tax Return, Buyer and Representative shall deliver a joint written direction to the Escrow Agent to release to Buyer from the Escrow Account an amount equal to the Taxes shown as due and owing on such Pre Closing Tax Return.  The Sellers’ indemnification obligations under this Section 5.05(b) are referred to herein as the “Tax Indemnity.”  Buyer shall have no right to any Tax Indemnity if any Losses are the result of actions of Buyer or its Affiliates.  The Sellers’ indemnification obligations under this Section 5.05 shall survive until the eighteen (18) month anniversary of the Closing.

(c)                                  Buyer shall inform the Representative of the commencement of any audit, examination or proceeding (“Tax Contest”) relating in whole or in part to Taxes for which Buyer may be entitled to indemnity from the Sellers hereunder.  With respect to any Tax Contest for which the Sellers acknowledge in writing that the Sellers are liable under Section 5.05(c) for all Losses relating thereto, the Sellers shall be entitled to control, in good faith, all proceedings taken in connection with such Tax Contest; provided, however, that (x) the Representative shall promptly notify Buyer in writing of its intention to control such Tax Contest, (y) in the case of a Tax Contest relating to Taxes of any of the Acquired Companies for a Tax period beginning before and ending after the Closing Date, the Representative and Buyer shall jointly control all proceedings taken in connection with any such Tax Contest, and (z) if any Tax Contest could reasonably be expected to have an adverse effect on Buyer or any of the Acquired Companies in any Tax period beginning after the Closing Date, the Tax Contest shall not be settled or resolved without Buyer’s consent, which consent shall not be unreasonably withheld or delayed.  The failure of Buyer to give reasonably prompt notice of any Tax Contest shall release the Sellers’ obligations only to the extent Sellers’ rights are actually prejudiced.  Buyer and the Company shall use their reasonable efforts to provide the Representative with such assistance as may be reasonably requested by the Representative in connection with a Tax Contest controlled solely or jointly by the Representative.

(d)                                 Except as required by applicable Laws, without the prior written consent of the Sellers (which consent shall not be unreasonably withheld, delayed or conditioned), none of Buyer, the Acquired Companies, or any Affiliate of Buyer shall file any amended Tax Return with respect to any Tax period ending on or before the Closing Date.

(e)                                  All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Buyer when due.  Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees.

Section 5.06                            [Reserved].

Section 5.07                            Director and Officer Indemnification and Insurance.

(a)                                 Buyer agrees that all rights to indemnification, advancement of expenses and exculpation by the Acquired Companies now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer or director of any of the Acquired Companies, as provided in the certificate of formation, bylaws or company agreement of the applicable Acquired Company, in each case as in effect on the date hereof, or pursuant to any other agreements in effect on the Closing Date and disclosed in Section 5.07(a) of the Disclosure Schedules, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms for a period of six (6) years after the Closing Date.

(b)                                 The Acquired Companies shall, and Buyer shall cause the Acquired Companies to, obtain as of the Closing Date “tail” insurance policies with a claims period of six (6) years from the Closing Date with at least the same coverage and amounts, and containing terms and conditions that are not less advantageous to the directors and officers of the Acquired Companies, in each case with respect to claims arising out of or relating to events which occurred on or prior to the Closing Date (including in connection with the transactions contemplated by this Agreement).

(c)                                  Effective as of the Closing, Buyer and the Company waive any claim relating to and agree not to and to not permit any of their respective Affiliates to bring any action asserting, any breach of fiduciary duty or any breach of any other duty owed to any of the Acquired Companies against any former director, officer, employee, partner, Seller or other representative or Affiliate of the Company, whether such action is filed derivatively on behalf of the Company or otherwise.

(d)                                 The obligations of Buyer and the Company under this Section 5.07 shall not be terminated or modified in such a manner as to adversely affect any director or officer to whom this Section 5.07 applies without the consent of such affected director or officer (it being expressly agreed that the directors and officers to whom this Section 5.07 applies shall be third-party beneficiaries of this Section 5.07, each of whom may enforce the provisions of this Section 5.07).

(e)                                  In the event Buyer, any Acquired Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Buyer or the Acquired Companies, as the case may be, shall assume all of the obligations set forth in this Section 5.07.

Section 5.08                            Confidentiality.  From and after the Closing for a period of three (3) years, Representative and each Seller shall and shall cause their respective Affiliates and representatives to keep confidential all Confidential Information, except to the extent required by applicable Law and except that the Sellers may disclose such information to their respective employees, accountants, advisors, limited partners and other representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to or are bound by contract or duty to keep such information confidential).  The parties hereby agree that the Confidentiality Agreement shall survive the execution and delivery hereof and terminate automatically effective upon Closing.  If this Agreement is, for any reason, terminated prior to Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect.  Buyer acknowledges and confirms that any press release issued in accordance with Section 5.12 shall not violate any provision of this Section 5.08.

Section 5.09                            Governmental Approvals and Other Third-Party Consents.

(a)                                 Each party hereto shall, as promptly as possible, use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for the performance of its obligations pursuant to this Agreement.  Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals.  The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.  If required by the HSR Act, each party hereto agrees to make an appropriate filing pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable, which filing shall request early termination of the applicable waiting period under the HSR Act, and to supply as promptly as practicable to the appropriate Governmental Authority any additional information and documentary material that may be requested pursuant to the HSR Act.  Buyer agrees that all filing fees under the HSR Act (whether imposed on Buyer, Sellers or any other Persons pursuant to the HSR Act) shall be borne exclusively by Buyer.

(b)                                 Without limiting the generality of Buyer’s undertaking pursuant to this Section 5.09, Buyer agrees to use its best efforts and to take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any Governmental Authority or any other party so as to enable the parties hereto to close the transactions contemplated by this Agreement as promptly as possible, including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, divestiture or disposition of any of its assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant to this Agreement as are required to be divested in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of delaying or preventing the consummation of the transactions contemplated by this Agreement; provided, however, that Buyer shall not be required to take any actions that would or would be reasonably expected to result in a Regulatory Material Adverse Effect.  In addition, Buyer shall use its best efforts to defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any Governmental Order (whether temporary, preliminary or permanent) that would prevent the Closing.

(c)                                  All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between the Acquired Companies or Buyer and Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall, where practical, be disclosed to the other party hereunder or its legal counsel in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals.  Each party shall, where practical, give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(d)                                 The Company shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are listed in Section 3.08 of the Disclosure Schedules, including, without limitation, the Store Lender Consent, and to obtain all consents and agreements from third parties necessary to facilitate or obtain any Governmental Approval required to consummate the transactions contemplated by this Agreement; provided, however, that neither the Company nor Sellers shall be obligated to pay any material consideration therefor to any third party from whom consent or approval is requested.  As soon as practical after the date hereof, and in all events prior to Closing, the Company shall use all commercially reasonable efforts to secure the Lender Consent (as defined therein) required under that certain First Amendment to Lease by and between Store SPE Starplex, LLC, as Lessor, and Starplex Operating, LLC, as Lessee, in order to cause that First Amendment to Lease to be effective in a form and upon terms reasonably acceptable to Buyer (the “Store Lender Consent”).

Section 5.10                            Access to Information; Cooperation; Books and Records.

(a)                                 From the date hereof until Closing, the Company shall, and shall cause its Subsidiaries to (i) afford Buyer and its representatives reasonable access, during normal business hours and upon reasonable notice, to the offices, properties, plants, other facilities, books and records of the Acquired Companies and to those representatives of the Acquired Companies who have any knowledge relating to any Acquired Company, (ii) furnish to Buyer and its representatives such financial and operating data and other information relating to the Acquired Companies as such Persons may reasonably request and (iii) cooperate with Buyer in its investigation of the Acquired Companies.

(b)                                 From and after the Closing Date, Buyer shall (and shall cause the Acquired Companies to), during normal business hours and upon reasonable notice, make available and provide the Representative, each Seller and their respective representatives (including, without limitation, counsel and independent auditors) with access to the facilities and properties of the Acquired Companies and to all information, files, documents and records (written and computer) relating to the Acquired Companies or any of their businesses or operations for any and all periods prior to and including the Closing Date that they may reasonably require with respect to any reasonable business purpose (including, without limitation, any matter pursuant to Section 5.05 and Section 7.05) or in connection with any claim, dispute, action, cause of action, investigation or proceeding of any kind by or against any Person, and shall (and shall cause the Acquired Companies) to cooperate fully with the Representative, the Sellers and their respective representatives (including counsel and independent auditors) in connection with the foregoing, at the sole cost and expense of Buyer, the Company and its Subsidiaries, as applicable, including, without limitation, by making tax, accounting and financial personnel and other appropriate employees and officers of the Acquired Companies available to the Representative, the Sellers and their respective representatives (including counsel and independent auditors), with regard to any reasonable business purpose.  Notwithstanding the foregoing, the Representative and the Sellers shall not have access to any information protected by the attorney-client privilege or other applicable privilege or to personnel records of any Acquired Company relating to individual performance or evaluation records, medical histories or other information that in Buyer’s good faith opinion is sensitive or the disclosure of which could subject any Acquired Company to risk of liability; provided, however, that the Representative and the Sellers shall not be prohibited from accessing such information pursuant to a valid court order.

(c)                                  For a period of seven (7) years after the Closing Date or such other longer period as required by applicable Laws, Buyer shall preserve and retain in accordance with its document retention policies and procedures, all corporate, accounting, legal, auditing, human resources and other books and records of the Acquired Companies relating to the conduct of the business and operations of the Acquired Companies prior to the Closing Date.  Notwithstanding the foregoing, during such seven-year period, Buyer may dispose of any such books and records which are offered to, but not accepted by, the Representative.

Section 5.11                            Closing Conditions.  From the date hereof until Closing, each party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the Closing conditions for such party set forth in Article VI.

Section 5.12                            Public Announcements.  Unless otherwise required by applicable Law or the rules of any applicable stock exchange, no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of Buyer and the Representative.  Buyer and the Representative shall cooperate as to the timing and contents of a mutually acceptable public announcement in connection with the signing of this Agreement and the Closing.  Nothing contained herein shall limit the Buyer or its Affiliates from holding conference calls or discussions with analysts regarding this Agreement or the transactions contemplated hereby after the parties have issued a press release announcing the execution of this Agreement.

Section 5.13                            Further Assurances.  Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 5.14                            Seller Releases.  Effective as of the Closing, each Seller, on such Seller’s own behalf and on behalf of such Seller’s past, present and future agents, attorneys, administrators, heirs, executors, spouses, trustees, beneficiaries, representatives, successors and assigns claiming by or through such Seller, hereby absolutely, unconditionally and irrevocably RELEASES and FOREVER DISCHARGES each of the Acquired Companies, and their respective past, present and future directors, managers, members, shareholders, officers, employees, agents, subsidiaries, affiliates, attorneys, representatives, successors and assigns, from the following:  all claims (including any derivative claim on behalf of any Person), actions, causes of action, suits, arbitrations, proceedings, debts, liabilities, obligations, sums of money, accounts, covenants, contracts, controversies, agreements, promises, damages, fees, expenses, judgments, executions, indemnification rights, claims and demands arising out, relating to, against or in any way connected with any of the Acquired Companies, in respect of any and all agreements, liabilities or obligations entered into or incurred on or prior to the Closing Date, or in respect of any action taken or event occurring or circumstances existing on or prior to the Closing Date, whether or not relating to claims pending on, or asserted after, the Closing Date; provided, however, that the foregoing release does not extend to, include or restrict or limit in any way, and each Seller hereby reserves such Seller’s rights, if any, and the right of the other Sellers, if any, (a) to pursue (or cause or permit to be pursued by the Representative) any and all claims, actions or rights that such Seller may now or in future have solely on account of rights of such Seller under this Agreement, the Escrow Agreement or any other documents entered into in connection herewith or therewith, (b) to receive payments of any unpaid accrued payroll, accrued bonuses, severance benefits, vacation and similar benefits (including unpaid business expense reimbursement) exiting as of the Closing Date, (c) its rights to receive the Purchase Price including its portion of the Escrow Amount, (d) any other claim that may arise in the future based on events or circumstances occurring in the future, (e) its rights to be indemnified under the certificate of formation or bylaws, or other similar governing documents, of an Acquired Company and (f) the rights under this Section 5.14; provided, further, the release and discharge provided above is given merely in each such Seller’s capacity as an equityholder of the Acquired Companies and not, in any event, as a lender or creditor to, or as an administrative or collateral agent for any group of lenders or creditors to, any of the Acquired Companies.

Section 5.15                            Non-Competition; Non-Solicitation.

(a)                                 As an inducement for Buyer to enter into this Agreement, each of the four Sellers with the largest ownership interests in the Company, including Trinity Hunt Partners III, L.P. (each, a “Restricted Seller”), agrees that, until the fifth (5th) anniversary of the Closing Date, such Restricted Seller and his or its Affiliates shall not, directly or indirectly: (i) acquire, own, have an equity interest in, lend money to, manage, control or participate in the ownership, management or control of, or consult with, advise or provide any other services for compensation to, any Person engaged, directly or indirectly, in any Competitive Business, anywhere within a ten (10) mile radius of any theater operated by any Acquired Company as of the Closing Date, provided, that, the foregoing shall not prohibit (x) any Restricted Seller or his or its Affiliates from owning a passive investment of two percent (2%) or less of the outstanding equity of any publicly traded company and (y) Steve Holmes from continuing to own a passive investment of up to seventeen percent (17%) of Picture Shows Entertainment; or (ii) solicit or attempt to divert the business of any supplier of any Acquired Company as of the Closing Date; provided, however, that the foregoing shall not restrict the solicitation of any such supplier to the extent such solicitation is conducted by or on behalf of a Person that is not involved in a Competitive Business.

(b)                                 As an inducement for Buyer to enter into this Agreement, the Sellers agree that, until the second (2nd) anniversary of the Closing Date, none of the Sellers nor any of their Affiliates shall, directly or indirectly: (i) solicit for employment or hire any director, officer or employee of any Acquired Company; or (ii) induce or encourage any director, officer or employee of any Acquired Company to terminate his or her employment with such Acquired Company; provided that nothing in this Section 5.15(b) shall prevent any Person from placing general advertisements or solicitations that are not targeted toward employees of the Acquired Companies.

(c)                                  The Sellers acknowledge that the covenants of the Sellers set forth in this Section 5.15 are an essential element of this Agreement and that any breach of any provision of this Section 5.15 will result in irreparable injury to Buyer.  The Sellers acknowledge that in the event of such a breach, in addition to all other remedies available at law, Buyer shall be entitled to equitable relief, including injunctive relief, as well as such other damages as may be appropriate.  The Sellers have independently consulted with their counsel and after such consultation agree that the covenants set forth in this Section 5.15 are reasonable and proper to protect the legitimate interest of Buyer.

(d)                                 If a court of competent jurisdiction determines that the character, duration or geographical scope of the provisions of this Section 5.15 are unreasonable, it is the intention and the agreement of the parties that these provisions shall be construed by the court in such a manner as to impose only those restrictions on the Sellers’ conduct that are reasonable in light of the circumstances and as are necessary to assure to Buyer the benefits of this Agreement.  If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants of this Section 5.15 because taken together they are more extensive than necessary to assure to Buyer the intended benefits of this Agreement, it is expressly understood and agreed by the parties that the provisions hereof that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding, shall be deemed eliminated from this Agreement.

Section 5.16                            Facility Repairs.  Prior to Closing, the Company agrees that it will use, and cause its Subsidiaries to use, commercially reasonable efforts to complete all repairs listed on Schedule III attached hereto (the “Theater Repairs”).  As soon as reasonably practicable after the date hereof, the Company and Buyer shall engage, at the Company’s cost, an independent inspection firm selected by Buyer (the “Inspection Firm”) to inspect the theaters for the repairs enumerated as Items 1-4, 7, 8, 9 and 15 listed on Schedule III (the “Major Repairs”) and to determine the scope of the work needed to complete each Major Repair and the cost of such work.  Following each such inspection, the Company and Buyer will mutually agree upon a plan of remediation and the cost for each Major Repair (the “Agreed Remediation Plan”); provided the cost of each Major Repair shall not exceed the amount set forth in the “Total” column on Schedule III for such repair.  Once the Agreed Remediation Plan is established, the Company shall undertake the repairs of such theaters in accordance with the Agreed Remediation Plan.  In addition, the Company shall, as soon as reasonably practical after the date hereof, undertake the repairs enumerated as Items 5, 6 and 10-14 listed on Schedule III (the “Other Repairs”).  To the extent any Theater Repairs are not completed prior to Closing, (x) in accordance with the Agreed Remediation Plan as certified by the Inspection Firm for each Major Repair or (y) to the reasonable satisfaction of Buyer for the Other Repairs (each, an “Incomplete Repair” and collectively, the “Incomplete Repairs”), the parties hereto agree that an amount equal to (i) the maximum cost of remediation set forth in the “Total” column on Schedule III related to each Incomplete Repair that is an Other Repair, and (ii) the lesser of the amount set forth in the Agreed Remediation Plan or the “Total” column on Schedule III related to each Incomplete Repair that is a Major Repair (the “Repair Amount”) shall be added to the Escrow Amount and held in the Escrow Account pursuant to the terms of the Escrow Agreement, solely for the purpose of providing funds to complete the Incomplete Repairs.  After Closing, Buyer shall supply to the Representative customary documentation of the expenditures made by Buyer after the Closing to complete the Incomplete Repairs (the “Documentation”).  Within five (5) Business Days after Buyer delivers the Documentation for each Incomplete Repair to the

Representative, Buyer and the Representative shall submit joint written instructions to the Escrow Agent authorizing the Escrow Agent to release to Buyer an amount equal to the lesser of (i) the actual amount spent by Buyer after the Closing to complete the Incomplete Repair, and (ii) the maximum cost of remediation set forth in the “Total” column on Schedule III applicable to each such Incomplete Repair (or if the Incomplete Repair was a Major Repair and an amount equal to the amount set forth in the Agreed Remediation Plan was deposited in the Escrow Account, the amount set forth in the Agreed Remediation Plan).  Buyer specifically acknowledges the terms of this Section 5.16 and agrees that (x) the condition of the theaters requiring the Theater Repairs is not a breach of any representation or warranty of the Company or the Sellers hereunder, (y) the condition of the theaters requiring the Theater Repairs does not constitute, and will not be taken into account in determining, a Material Adverse Effect and (z) the failure of the Company and its Subsidiaries to complete all Theater Repairs is not a condition of Buyer’s obligation to consummate the Closing.

ARTICLE VI.
CONDITIONS TO CLOSING

Section 6.01                            Conditions to Obligations of All Parties.  The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to Closing, of each of the following conditions:

(a)                                 The filings of Buyer and the Company pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(b)                                 No action, suit, claim, investigation or other legal proceeding shall have been instituted at or prior to Closing which would reasonably be expected to result in any Governmental Order that has the effect of, and no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of, making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(c)                                  The Company shall have received all consents, authorizations, orders and approvals from Governmental Authorities referred to in Section 3.08, and no such consent, authorization, order and approval shall have been revoked.

Section 6.02                            Conditions to Obligations of Buyer.  The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to Closing, of each of the following conditions:

(a)                                 Representations and Warranties.  The Fundamental Representations and Several Representations of the Company and Sellers shall be true and correct in all respects on the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date).  The representations and warranties of the Company and Sellers contained in Article III, excluding the Fundamental Representations and the Several Representations, without regard to any materiality, Material Adverse Effect or similar qualifiers contained therein, shall be true and correct in all respects on the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect.

(b)                                 Covenants.  The Company and Sellers shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c)                                  Officer’s Certificate.  Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of the Company, certifying that each of the conditions set forth in Section 6.02(a) and Section 6.02(b) has been satisfied.

(d)                                 Secretary’s Certificate.  A certificate, dated as of the Closing Date, executed by the secretary of the Company, certifying as to (i) the names and corporate titles of the officers of the Company authorized to sign this Agreement and the other instruments contemplated hereby, together with the true signatures of such officers; (ii) the resolutions duly adopted by the board of directors and the shareholders of the Company authorizing the execution, delivery and performance by the Company of this Agreement and the other instruments contemplated hereby; and (iii) true and correct copies of the organizational documents of each Acquired Company, as amended and in effect on the Closing Date.

(e)                                  No Material Adverse Effect.  There shall not have occurred since the date hereof an event, occurrence or development that has had, or is reasonably likely to have or to result in, a Regulatory Material Adverse Effect or a Material Adverse Effect.

(f)                                   Payoff Letters and Encumbrance Releases.  The Company shall have delivered to Buyer customary payoff letters and evidence of pending Encumbrance releases and UCC terminations in respect of all Indebtedness required to be repaid at Closing.

(g)                                  FIRPTA Statement.  The Company shall have delivered to Buyer a properly executed statement, dated as of the Closing Date, conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3).

(h)                                 Good Standing Certificates.  A certificate of good standing for each Acquired Company issued by the Secretary of State of such Acquired Company’s jurisdiction of organization and each jurisdiction where such Acquired Company is qualified to do business as a foreign corporation or limited liability company, dated no more than ten (10) Business Days prior to the Closing Date.

(i)                                     Third Party Consents.  The Company shall have delivered to Buyer all the consents and approvals identified in Section 3.08 of the Disclosure Schedules, except for those consents and approvals the failure of which to obtain would not be, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the theater level cash flows of the theaters owned or operated by the Acquired Companies.  Notwithstanding the foregoing, the Company shall have delivered to Buyer the Store Lender Consent and the Company’s failure to deliver the Store Lender Consent shall be deemed to be materially adverse to the theater level cash flows of the theaters owned or operated by the Acquired Companies.

Section 6.03                            Conditions to Obligations of Sellers.  The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Sellers’ waiver of each of the following conditions:

(a)                                 Representations and Warranties.  The representations and warranties of Buyer contained in Article IV, without regard to any materiality or similar qualifiers contained therein, shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

(b)                                 Covenants.  Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c)                                  Officer’s Certificate.  The Representative shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 6.03(a) and Section 6.03(b) has been satisfied.

ARTICLE VII.
INDEMNIFICATION

Section 7.01                            Survival.  Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the eighteen (18) month anniversary of the Closing.  None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms.  Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity and in writing by notice including the amount of such claim and the basis for such claim hereunder from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until they are finally resolved or become Dormant.

Section 7.02                            Indemnification By Sellers.

(a)                                 Subject to the other terms and conditions of this Article VII, each Seller (on a several basis, and not jointly and severally with the other Sellers, based on such Seller’s Percentage Interest) shall, following the Closing, indemnify Buyer against, and shall hold Buyer harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Buyer based upon, arising out of, with respect to or by reason of:

(i)                                     any breach of any of the representations or warranties of the Acquired Companies contained in this Agreement;

(ii)                                  any breach of any covenant, agreement or obligation to be performed by the Acquired Companies pursuant to this Agreement; or

(iii)                               the Tax Indemnity.

(b)                                 Subject to the other terms and conditions of this Article VII, each Seller (on an individual basis, and not jointly and severally with others) shall indemnify Buyer against, and shall hold Buyer harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Buyer based upon, arising out of, with respect to or by reason of:

(i)                                     any breach of the Several Representations of such Seller; or

(ii)                                  any breach of any covenant, agreement or obligation to be performed by such Seller pursuant to this Agreement.

Section 7.03                            Indemnification By Buyer.  Subject to the other terms and conditions of this Article VII, Buyer shall indemnify the Sellers against, and shall hold the Sellers harmless from and against, any and all Losses incurred or sustained by, or imposed upon, any Seller based upon, arising out of, with respect to or by reason of:

(a)                                 any breach of any of the representations or warranties of Buyer contained in this Agreement; or

(b)                                 any breach of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement.

Section 7.04                            Certain Limitations.  Any party making a claim under this Article VII is referred to as an “Indemnified Party,” and the party against whom such claims are asserted under this Article VII is referred to as the “Indemnifying Party.”  The indemnification provided for in Section 5.05(b) and Article VII shall be subject to the following limitations:

(a)                                 The Sellers shall not be liable to an Indemnified Party for indemnification under Section 7.02(a)(i) and (ii) until the aggregate amount of all Losses in respect of indemnification under Section 7.02(a)(i) and (ii) exceeds 0.75% of the Base Purchase Price (the “Deductible”), in which event Sellers shall only be required to pay or be liable for Losses in excess of the Deductible; provided that the Deductible shall not apply to any Losses as result of a breach of the Several Representations or the Fundamental Representations or resulting from Fraud.

(b)                                 Subject to the other limitations imposed by this Article VII, all claims against the Sellers for indemnification under this Agreement, including any claims for the Tax Indemnity and claims under Article VII, shall be paid and satisfied solely from the Escrow Account, to the extent of any funds then remaining therein; provided, however, that (i) Losses resulting from the common law liability of any Seller to Buyer for fraud in the event of a final determination by a court of competent jurisdiction that any Seller committed fraud against Buyer (“Fraud”), and (ii) Losses resulting from the indemnification provisions of Section 7.02(b), in each case, shall not be satisfied from the Escrow Account but, instead, Buyer may recover such Losses directly from the offending Seller.

(c)                                  Each Seller’s maximum liability hereunder for any indemnification claims for the Several Representations or for any Seller’s Fraud shall not, when aggregated with all other indemnification obligations hereunder, exceed the portion of the Purchase Price actually received by such Seller.

(d)                                 Payments by an Indemnifying Party pursuant to Section 5.05(b) or Article VII in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Party (or an Acquired Company) in respect of any such claim.  The Indemnified Party shall use its commercially reasonable efforts to recover under other insurance policies for any Losses prior to seeking indemnification under this Agreement.  In the event any Indemnifying Party pays any indemnification amount to an Indemnified Party, and such Indemnified Party then receives an insurance payment, or other indemnity or contribution payment, then such Indemnified Party shall promptly repay to such Indemnifying Party a refund equal to the aggregate amount of such recovery but not in excess of the amount previously paid by such Indemnifying Party to such Indemnified Party for the indemnification claim.

(e)                                  Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise to an indemnification obligation hereunder; provided, however, that no Indemnified Party or its Affiliates shall be required to make any material monetary expenditure, commence or participate in any proceeding, offer or grant any material accommodation to any Person, or take, or refrain from taking, any action that would or would reasonably be expected to adversely affect the business, operations, results or condition (financial or otherwise) of such Indemnified Party or its Affiliates in any material respect in connection with such mitigation.

(f)                                   No Seller shall have any liability with respect to either Fraud or a breach of any of the Several Representations by any other Seller, and Buyer agrees not to seek recovery against a Seller with respect to either Fraud or a breach of the Several Representations by another Seller.

(g)                                  Notwithstanding anything contained elsewhere in this Agreement, the amount of any Loss subject to indemnification under Section 7.02 shall be calculated net of any amounts to the extent, but only to the extent, specifically reflected or reserved for in the Financial Statements or the Final Balance Sheet and taken into account in determining the amount of the Purchase Price pursuant to Article II.

(h)                                 In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple (collectively, “Excess Damages”); provided, however, this limitation shall not be applicable to indemnification claims for Excess Damages required to be paid to a third party by an Indemnified Party as a result of a Third-Party Claim.

(i)                                     If an Indemnified Party is entitled to indemnification under more than one clause or subclause of this Agreement with respect to Losses, then such Indemnified Party shall be entitled to only one indemnification or recovery for such Losses to the extent it arises out of the same set of circumstances and events; it being understood that this Section 7.04(j) is solely to preclude a duplicate recovery by an Indemnified Party (i.e., recovery in excess of actual damages).

(j)                                    Notwithstanding anything contained elsewhere in this Agreement, Buyer shall not seek or be entitled to indemnification for any Losses based upon or relating to the Theater Repairs or the Lease Amendments (including, without limitation, any alleged breach of the representations and warranties in Section 3.10 solely related to either the Company’s historical accounting treatment of the Leases or the Lease Amendments).

Section 7.05                            Indemnification Procedures.

(a)                                 Third-Party Claims.  If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall in good faith give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is actually disadvantaged by such failure or delay or forfeits rights or defenses by reason of such failure or delay.  Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.  The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense.  In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 7.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend or appeal pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party.  The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof.  If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 7.05(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim.  The Sellers and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 5.09) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b)                                 Settlement of Third-Party Claims.  Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not agree to settle any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 7.05(b).  If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party.  If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer.  If the Indemnified Party fails to consent to such firm offer and also fails to assume the defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim.  If the Indemnified Party has assumed the defense of a Third-Party Claim pursuant to Section 7.05(a), it shall not agree to any settlement thereof without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)                                  Direct Claims.  Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted in good faith by the Indemnified Party giving the Indemnifying Party prompt written notice thereof.  The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is actually disadvantaged by such failure or delay or forfeits rights or defenses by reason of such failure or delay.  Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.

(d)                                 After any final judgment or decree has been rendered by any court of competent jurisdiction, a settlement of a Third-Party Claim shall have been consummated or Buyer and Representative have arrived at an agreement with respect to an indemnification claim hereunder, then Buyer and Representative shall promptly deliver a joint written direction to the Escrow Agent to release amounts from the Escrow Account to Buyer to satisfy such indemnification claim.  A judgment or decree of a court of competent jurisdiction shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken have been finally determined.

Section 7.06                            Exclusive Remedies.  The parties acknowledge and agree that their sole and exclusive remedy with respect to any and all monetary claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Section 5.05(b) and this Article VII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for monetary damages for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in Section 5.05(b) and this Article VII.  Without limiting the generality of the preceding sentence, no legal action sounding in tort, statute or strict liability may be maintained by any party.  Notwithstanding the foregoing, nothing contained herein shall limit a party’s ability to bring a claim based upon Fraud.

ARTICLE VIII.
TERMINATION

Section 8.01                            Termination.  This Agreement may be terminated at any time prior to Closing:

(a)                                 by the mutual written consent of the Company and Buyer;

(b)                                 by Buyer by written notice to the Company and Representative if:

(i)                                     Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by any Seller, the Representative or the Company pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VI and such breach, inaccuracy or failure cannot be cured by such Seller, the Representative or the Company by the Outside Date;

(ii)                                  any of the conditions set forth in Section 6.01 or Section 6.02 shall not have been fulfilled by the Outside Date (other than those conditions, which, by their nature, are to be satisfied on the Closing Date), unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to Closing; or

(iii)                               since the date of this Agreement there has been an event, occurrence or development that has had, or that is reasonably likely to have or result in, a Regulatory Material Adverse Effect or a Material Adverse Effect.

(c)                                  by the Company or the Representative by written notice to Buyer if:

(i)                                     the Company, the Representative and Sellers are not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VI and such breach, inaccuracy or failure cannot be or has not been cured by Buyer by the Outside Date; or

(ii)                                  any of the conditions set forth in Section 6.01 or Section 6.03 shall not have been fulfilled by the Outside Date (other than those conditions, which, by their nature, are to be satisfied on the Closing Date), unless such failure shall be due to the failure of the Company, the Representative or any Sellers to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to Closing; or

(d)                                 by Buyer or the Company in the event that:

(i)                                     there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

(ii)                                  any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 8.02                            Effect of Termination.

(a)                                 In the event of the termination of this Agreement in accordance with this Article VIII, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto, except:

(i)                                     as set forth in Section 5.08, Article IX and this Article VIII; and

(ii)                                  that nothing herein shall (x) relieve or release any party to this Agreement of any liability or damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent proven the benefit of the bargain lost by a party and/or such party’s shareholders (taking into consideration relevant matters, including other combination opportunities and the time value of money), which shall be deemed in such event to be damages of such party) arising out of such party’s breach of any provision of this Agreement, or (y) impair the right of any party hereto to compel specific performance by the other party or parties, as the case may be, of such party’s post-termination obligations under this Agreement.

ARTICLE IX.
MISCELLANEOUS

Section 9.01                            Expenses.  Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, that (a) Buyer shall be responsible for all filing and other similar fees payable in connection with any filings or submissions under the HSR Act and for reimbursement of up to $50,000 to the Representative for all fees or expenses, including but not limited to attorneys’ fees, experts or vendors, incurred by the Representative, on behalf of the Sellers, in connection with supplying any additional information or documentary material or otherwise complying with requests pursuant to the HSR Act or participating in any investigation or litigation by a Governmental Authority, and (b) any unpaid Company Transaction Costs as of the Closing shall be paid by Buyer, but such payments described in this subsection (b) shall, without duplication, be taken into account in the calculation of the Working Capital.

Section 9.02                            Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given:  (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

If to Company:	SMH Theatres, Inc. 12750 Merit Drive, Suite 800 Dallas, TX 75251 Attention: William K. Daniels, Chief Financial Officer Email: bdaniels@starplexcinemas.com

with a copy (which shall not constitute notice) to:	Andrews Kurth LLP 1717 Main Street, Suite 3700 Dallas, TX 75201 Attention: Victor B. Zanetti, Esq. Facsimile: (214) 659-4890 Email: viczanetti@andrewskurth.com

If to Buyer:	AMC Entertainment Holdings, Inc. One AMC Way 11500 Ash Street, Leawood, KS 66211 Attention: Kevin Connor, General Counsel Facsimile: 913-213-2058 Email: kconnor@amctheatres.com

with a copy (which shall not constitute notice) to:	Husch Blackwell LLP 4801 Main Street, Suite 1000 Kansas City, MO 64112 Attention: James M. Ash Facsimile: 816-983-8080 Email: james.ash@huschblackwell.com

If to Representative or the Sellers:	Trinity Hunt Management, L.P. 2001 Ross Avenue, Suite 4800 Dallas, TX 75201

Attention: Daniel S. Dross, Managing Member Facsimile: 214-545-5248 Email: ddross@trinityhunt.com

with a copy (which shall not constitute notice) to:	Andrews Kurth LLP 1717 Main Street, Suite 3700 Dallas, TX 75201 Attention: Victor B. Zanetti, Esq. Facsimile: (214) 659-4890 Email: viczanetti@andrewskurth.com

Section 9.03                            Interpretation.  For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole.  Unless the context otherwise requires, references herein: (i) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.  The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 9.04                            Headings.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.05                            Severability.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.  Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.06                            Entire Agreement.  This Agreement, including the Exhibits hereto and the Disclosure Schedules, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter.  In the event of any inconsistency between the statements in the body of this Agreement, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 9.07                            Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives, personal representatives, successor trustees, successors and permitted assigns.  No party may assign its rights or obligations hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder. Notwithstanding the foregoing, Buyer shall be entitled to assign this Agreement and its rights and obligations hereunder to an Affiliate of Buyer immediately prior to the Closing without the consent of any other party; provided, however, no such assignment shall relieve Buyer of its obligations hereunder in the event the Closing does not occur.

Section 9.08                            No Third-Party Beneficiaries.  Except as provided in Section 5.07, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.09                            Amendment and Modification; Waiver.  This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Buyer, the Company, the Representative and the Sellers.  No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving.  No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver.  No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.10                            Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)                                 This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas without giving effect to any choice or conflict of law provision or rule and all claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be determined and adjudicated under the laws of the State of Texas.

(b)                                 ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF TEXAS IN EACH CASE LOCATED IN THE CITY OF DALLAS, TEXAS, AND EACH PARTY IRREVOCABLY SUBMITS TO

THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING.  SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT.  THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)                                  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10(C).

Section 9.11                            Specific Performance.  Except as otherwise expressly provided herein, all rights and remedies of each of the parties under this Agreement will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement, applicable Law or otherwise. Without limiting the foregoing, the parties acknowledge that irreparable damages would occur if any of the provisions of this Agreement were not performed, or threatened not to be performed, in accordance with their specific terms or were otherwise breached and that money damages or other legal remedies would not be adequate for any such damages. It is accordingly agreed that Buyer, the Representative (after Closing) or the Company (on behalf of Sellers before Closing) shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. Notwithstanding anything to the contrary herein, it is explicitly agreed that in the event that Section 6.01(a) is satisfied and Section 6.02(e) remains true as of such time, the Company and Sellers (acting through the Representative) shall be entitled to specific performance of Closing, Buyer’s obligation to cause the transactions contemplated hereby to be fully and timely funded and the other transactions contemplated hereby. The parties hereto further agree that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referenced in this Section 9.11 and the parties waive any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument; provided, however, to the extent any such bond or similar instrument is required by applicable Law or Governmental Order, the parties expressly agree and intend that a bond or similar instrument in the amount of $100 shall be sufficient and reasonable.

Section 9.12                            Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.  A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 9.13                            Non-Recourse.  This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the Persons that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party.  No past, present or future director, officer, employee, incorporator, manager, member, partner, shareholder, Affiliate, agent, attorney or other representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim or action based on, in respect of or by reason of the transactions contemplated hereby.

Section 9.14                            Conflicts.  Each of the parties hereto acknowledges and agrees, on its own behalf and on behalf of its representatives and Affiliates, that the Company is the client of Andrews Kurth LLP (“AK LLP”) and that AK LLP has jointly represented the Company and the Sellers in connection with this Agreement and the transactions contemplated hereby.  After the Closing, it is possible that AK LLP will represent one or more of the Sellers, the Representative and/or their respective representatives and Affiliates (collectively, the “Seller Group”) in connection with a variety of matters, including matters adverse or potentially adverse to the interests of Buyer and/or the Acquired Companies.  Each of the parties to this Agreement hereby agrees that AK LLP (or any successor) may serve as counsel to all or a portion of the Seller Group, in connection with any such matter arising after the Closing Date.  Each of the parties hereto consents to such representation, and waives any conflict of interest arising therefrom.  Each of the parties hereto acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the parties have consulted with counsel or have been advised they should do so in connection herewith.  Each of the parties further agrees that all communications or privileged materials between AK LLP, on the one hand, and the Company (or any representative of the Company) or a Seller, on the other hand, prior to the Closing (together with any other legally protected or privileged communications or materials including those between members of the Seller Group), in each case solely related to the transactions contemplated hereby (collectively, “Privileged Materials”) are the property of the Sellers (as a group) and that Buyer and the Company cannot obtain copies of, or access to, any such Privileged Materials without a waiver from the Representative.  Each of the parties expressly agrees that, at and after the Closing (and continuing indefinitely thereafter), any privilege related to any of the Privileged Materials shall be solely controlled by the Sellers acting collectively through the Representative.  Buyer further agrees that it will not and that it will not direct any Acquired Company to seek to obtain any such Privileged Materials, including by way of review of any electronic communications or documents or by seeking to have the Sellers and/or the Representative waive the attorney-client or other privilege, or by otherwise asserting that Buyer or any Acquired Company has the right to waive the attorney-client or other privilege.  In the event that Buyer or any Acquired Company is required by Governmental Order or otherwise to access or obtain a copy of such Privileged Materials, Buyer shall immediately (and, in any event, within two (2) Business Days) notify the Representative in writing (including by making specific reference to this Section 9.14) so that the Representative can seek a protective order and Buyer agrees to use all commercially reasonable efforts to assist therewith.

Section 9.15                            Shareholders Agreements Termination.  The Company and each of the Sellers hereby agrees, effective as of the date hereof, that (1) the Shareholders Agreement of the Company, dated as of December 21, 2012, as amended by the documents listed in (2) and (3) below, by and among the Company, and each of the Starplex Shareholders and Showplex Shareholders (as such terms are defined therein), (2) the Joinder Agreement, dated February 7, 2014, by and among the Company, Golub Capital CP Funding LLC, GCP Equity Ltd., Golub Capital BDC Holdings, LLC, GC Advisors LLC, as agent for RGA Operating Company, Golub Capital PEARLS Direct Lending Program, L.P., and PEARLS VIII, L.P. (collectively, the “Golub Partners”), and (3) the Letter Agreement, dated February 7, 2014, by and among the Company, Steve Holmes, Tod Hana, Trinity Hunt Partners III, L.P., and the Golub Partners shall terminate and cease to be effective without any further action by the Sellers or the Company.  In furtherance of the foregoing, the Company and the Sellers hereby waive all rights, including all consent rights and rights of first refusal, and other limitations on the sale of the Shares in accordance with the terms of this Agreement that are currently contained in such shareholders agreements.  In the event that Closing shall not occur for any reason, this Section 9.15 shall be void and such shareholders agreements shall continue to be in full force and effect.

Section 9.16                            Attorneys’ Fees.  The prevailing party in any dispute between Buyer and the Sellers arising out of the interpretation, application or enforcement of any provisions hereof shall be entitled to recover all of its reasonable attorneys’ fees and costs whether suit be filed or not, including, without limitation, cost and attorneys’ fees related to or arising out of any trial or appellate proceedings.

ARTICLE X.
THE REPRESENTATIVE

Section 10.01                     Authorization of the Representative.  Each Seller, by his, her or its execution of this Agreement, hereby appoints, authorizes and empowers the Representative to act as the agent of the Sellers for the purposes and with the powers and authority hereinafter set forth in this Article X and in the Escrow Agreement, which shall include the full power and authority:

(a)                                 to execute, deliver and perform the Escrow Agreement (with such modifications or changes thereto as to which the Representative, in its reasonable discretion, shall have consented to);

(b)                                 as the Representative of the Sellers, to enforce and protect the rights and interests of the Sellers arising out of or under or in any manner relating to this Agreement and the Escrow Agreement and, in connection therewith, to (i) resolve all questions, disputes, conflicts and controversies concerning the determination of amounts pursuant to Article II, matters relating to Taxes pursuant to Section 5.05 and indemnification claims pursuant to Article VII; (ii) employ such agents, consultants and professionals, to delegate authority to its agents, to take such actions and to execute such documents on behalf of the Sellers in connection with Article VII as the Representative, in its reasonable discretion, deems to be in the best interest of the Sellers; (iii) assert or institute any claim, action, proceeding or investigation pursuant to Article VII; (iv) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by Buyer, or any other Person, against all of the Sellers, and receive process on behalf of all of the Sellers in any such claim, action, proceeding or investigation and compromise or settle on such terms as the Representative shall determine to be appropriate, give receipts, releases and discharges on behalf of all of the Sellers with respect to any such claim, action, proceeding or investigation pursuant to Section 5.05(b) or Article VII; (v) file any proofs, debts, claims and petitions as the Representative may deem advisable or necessary; (vi) settle or compromise any claims asserted under Section 5.05(b) or Article VII; (vii) assume, on behalf of all of the Sellers, the defense of any claim that is the basis of any claim asserted under Section 5.05(b) or Article VII; (viii) file and prosecute appeals from any decision, judgment or award rendered in any of the foregoing claims, actions, proceedings or investigations pursuant to Section 5.05(b) or Article VII; and (ix) pay amounts out of the Representative Holdback Amount in connection with the foregoing, it being understood that the Representative shall not have any obligation to take any such actions, shall not be required to expend any of its own funds, and shall not have liability for any failure to take such any action; provided, however, that no Seller shall be liable for any amount in excess of the Representative Holdback Amount that exceeds such Seller’s Percentage Interest of any amounts for which such Seller is obligated to pay pursuant to any action taken by the Representative pursuant to this Article X;

(c)                                  to authorize and cause to be paid out of the Escrow Amount the full amount of any indemnification claims under Section 5.05(b) or Article VII and also any other amounts to be paid out of the Escrow Amount pursuant to this Agreement or the Escrow Agreement;

(d)                                 to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings including amendments, modifications and supplements to, and waivers of the provisions of this Agreement, and, in general, to do any and all things and to take any and all action that the Representative, in its sole and absolute direction, may consider necessary or proper or convenient in connection with or to carry out the activities described in paragraph (a) above and the transactions contemplated by this Agreement and the Escrow Agreement.

(e)                                  Buyer and the Company shall be entitled to rely exclusively upon the communications of the Representative, but only as it relates to the foregoing, as the communications of the Sellers.  Neither Buyer nor the Company need be concerned with the authority of the Representative to act on behalf of all the Sellers hereunder or shall be held liable or accountable in any manner for any act or omission of the Representative in such capacity.

(f)                                   The grant of authority provided for in this Section 10.01 is coupled with an interest and is being granted, in part, as an inducement to the Company and Buyer to enter into this Agreement and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Seller and shall be binding on any successor thereto.

Section 10.02                     Compensation; Exculpation; Indemnity.

(a)                                 The Representative shall not be entitled to any fee, commission or other compensation for the performance of its services hereunder, but shall be authorized to be reimbursed from the Representative Holdback Amount for any costs, expenses or other fees that may be paid or borne by the Representative in acting as the Representative of the Sellers pursuant to this Article X.

(b)                                 In dealing with this Agreement and any instruments, agreements or documents relating thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Representative hereunder or thereunder, (i) the Representative shall not assume any, and shall incur no, responsibility whatsoever to any Seller by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with this Agreement or the Escrow Agreement, unless by the Representative’s willful misconduct, and (ii) the Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Representative pursuant to such advice shall in no event subject the Representative to liability to any Seller, unless by the Representative’s willful misconduct.  Except as set forth in the previous sentence, notwithstanding anything to the contrary contained herein, the Representative, in its role as Representative of the Sellers, shall have no liability whatsoever to any Acquired Company, Buyer, the Sellers or any other Person.

(c)                                  Each Seller, severally, shall indemnify the Representative up to, but not exceeding, an amount equal to such Seller’s pro rata portion of the total amount, as determined in accordance with such Seller’s Percentage Interest and in no event exceeding the net portion of the Purchase Price actually received by such Seller, of all damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against it, of any nature whatsoever, arising out of or in connection with any claim or in connection with any appeal thereof, relating to the acts or omissions of the Representative hereunder or relating to the Escrow Agreement, except for such damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against the Representative that arise from the Representative’s willful misconduct, including the willful breach of this Agreement. The foregoing indemnification shall not be deemed exclusive of any other right to which the Representative may be entitled apart from the provisions hereof.  In the event of any indemnification under this Section 10.02, each Seller shall promptly deliver to the Representative full payment of his, her or its ratable share of such indemnification claim.

(d)                                 At such time as the remaining amount of the Escrow Account is distributed to the Representative on behalf of the Sellers pursuant to Section 2.03(b), the Representative shall distribute to the Sellers in accordance with their respective Percentage Interests the remaining amount, if any, of the Representative Holdback Amount.

(e)                                  All of the indemnities, immunities and powers granted to the Representative under this Agreement shall survive the Closing and/or any termination of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLERS:

TRINITY HUNT PARTNERS III, L.P.

By:	Trinity Hunt Partners, L.P., its general partner

	By:	Trinity Hunt Partners GP, LLC, its general partner

		By:	/s/ Daniel S. Dross
		Name:	Daniel S. Dross
		Title:	Managing Member

DINAN PE CO-INVESTMENT FUND III, LLC

By:	/s/ Michael Dinan
Name:	Michael Dinan
Title:	Manager

/s/ Alfred J. Lane, Jr.
Alfred J. Lane, Jr.

/s/ Steve Holmes
Steve Holmes

/s/ Tod Hanna
Tod Hanna

/s/ William K. Daniels
William K. Daniels

/s/ AJ Roquevert
AJ Roquevert

GOLUB CAPITAL CP FUNDING LLC

By:	GC Advisors LLC, its Manager

	By:	/s/ Greg Cashman
	Name:	Greg Cashman
	Title:	Senior Managing Director

[Signature Page to Stock Purchase Agreement]

GCP EQUITY, LTD.

By:	GC Investment Management LLC, its Manager

	By:	/s/ Kevin P. Falvey
	Name:	Kevin P. Falvey
	Title:	Authorized Signatory

GOLUB CAPITAL BDC HOLDINGS LLC

By:	GC Advisors LLC, its Manager

	By:	/s/ Greg Cashman
	Name:	Greg Cashman
	Title:	Senior Managing Director

GC ADVISORS LLC, AS AGENT FOR
RGA OPERATING COMPANY

	By:	/s/ Greg Cashman
	Name:	Greg Cashman
	Title:	Senior Managing Director

GOLUB CAPITAL PEARLS DIRECT LENDING PROGRAM, L.P.

By:	GC Advisors LLC, its Manager

	By:	/s/ Greg Cashman
	Name:	Greg Cashman
	Title:	Senior Managing Director

PEARLS VIII, L.P.

By:	GC Advisors LLC, its Manager

	By:	/s/ Greg Cashman
	Name:	Greg Cashman
	Title:	Senior Managing Director

/s/ Traci Hoey
Traci Hoey

[Signature Page to Stock Purchase Agreement]

/s/ Mark Lancaster
Mark Lancaster

/s/ Denny Rydberg
Denny Rydberg

/s/ Kathy Gillman
Kathy Gillman

/s/ Steve Wallentine
Steve Wallentine

BUYER:

AMC ENTERTAINMENT HOLDINGS, INC.

By:	/s/ Gerardo I. Lopez
Name:	Gerardo I. Lopez
Title:	Chief Executive Officer and President

COMPANY:

SMH THEATRES, INC.

By:	/s/ Steve Holmes
Name:	Steve Holmes
Title:	President

For the limited purposes stated herein:

REPRESENTATIVE:

TRINITY HUNT MANAGEMENT, L.P.

By:	Trinity Hunt Management GP, LLC, its general partner

	By:	/s/ Daniel S. Dross
	Name:	Daniel S. Dross
Title:	Managing Member

[Signature Page to Stock Purchase Agreement]